Exhibit 2.1

DATED	18 OCTOBER	2013

THE SELLERS

AND

IFES ACQUISITION CORP LIMITED

SALE AND PURCHASE AGREEMENT
relating to
the entire issued share capital of
TRAVEL ENTERTAINMENT GROUP EQUITY LIMITED

5 New Street Square, London EC4A 3TW
Tel +44 (0)20 7300 7000
Fax +44 (0)20 7300 7100
DX 41 London
www.taylorwessing.com

1

2

Agreed Form Documents:
1.	DVD of the Data Room
2.	Deed of Termination
3.	Resignation Letters
4.	Short Form Sale and Purchase Agreements
5.	Disclosure Letter
6.	Employment Letter
7.	Announcement
8.	Permitted Leakage schedule

3

THIS AGREEMENT is made on 18th October 2013

BETWEEN

(1)	THE PERSONS whose names and addresses are set out in schedule 1 (the "Sellers"); and

(2)	IFES ACQUISITION CORP LIMITED (company number 08732410) whose registered office is 15 Stukeley Street, London, WC2B 5LT (the "Buyer").

INTRODUCTION

The Sellers have agreed to sell (for the consideration set opposite their names in schedule 1) and the Buyer has (in reliance upon the warranties made in this agreement) agreed to buy all of the issued share capital of Travel Entertainment Group Equity Limited which is a private company limited by shares incorporated in England and Wales, further details of which are set out in part A of schedule 2.

AGREED TERMS

1.	Definitions and interpretation

1.1	Definitions

In this agreement:

"accounting period" means an accounting period determined in accordance with Chapter 2 of Part 2 of CTA 2009;

"Accounting Standards" means in relation to the Accounts, the accounting requirements of the Companies Act and all applicable reporting standards and UK GAAP, in each case as at the date of the relevant accounts;

"Accounts" means the audited (and, where relevant, consolidated) accounts of each Group Company for the financial year ended on the Accounts Date including the auditors' and directors' reports, the audited balance sheets as at the Accounts Date, the audited profit and loss accounts for that period and the notes to them, copies of which have been supplied to the Buyer and are attached to the Disclosure Letter;

"Accounts Date" means 31 December 2012;

"Advisers" in relation to a person means professional advisers advising that person, including (unless the context requires otherwise) partners or members in or directors of (as the case may be) such advisers and employees of such advisers;

"Agreed Percentage" means, in relation to each of the Warrantors, the percentage set out in the table contained in clause 6.6 against that Warrantor’s name;

"Announcement" means the announcements in the agreed form;

"Applicable Law" means any law (including common law or other binding law), statute, regulation, code, ordinance, rule, judgment, order, decree or directive or any determination by or requirement of a Competent Authority or interpretation or administration of any of the foregoing by a Competent Authority;

"Associate" means in relation to a person:

4

(a)	a person who is his associate, determined in accordance with section 435 of the Insolvency Act 1986; and (whether or not an associate as so defined)

(b)	any Group Undertaking (as defined in section 1161 of the Companies Act) of that person;

"Associated Person" means, in relation to a company, a person (including an employee, agent or Subsidiary Undertaking) who performs or has performed services for or on behalf of that company;

“Associated Undertaking” means a company or any other body corporate (whether or not registered in the United Kingdom) in which any of the Group Companies holds shares conferring the right to exercise 20 per cent or more of the votes which could be cast on a poll at a general meeting of such company and which is not a subsidiary of any of the Group Companies, details of which are set out in part B of schedule 2;

"Business Day" means a day other than a Saturday, Sunday or public holiday in England;

"Buyer's Solicitors" means SJ Berwin LLP of 10 Queen Street Place, London EC4R 1BE (Ref: 423/G28137.3);

"Claim" includes a claim, action, proceeding or demand;

"Companies Act" means the Companies Act 2006;

"Company" means Travel Entertainment Group Equity Limited, details of which are set out in part A of schedule 2;

"Competent Authority" means any national, state or local governmental authority, any governmental, quasi-governmental, judicial, public or administrative agency, authority or body, any court of competent jurisdiction, any operator or regulator of a Recognised Investment Exchange, the Panel on Takeovers and Mergers, and any local, national or supranational agency, inspectorate, minister, ministry, official or public or statutory person (whether autonomous or not) acting within their powers and having jurisdiction over this agreement or any of the parties;

"Completion" means completion of the sale and purchase of the Sale Shares in accordance with clause 8;

"Completion Date" means the date this agreement is entered into;

"Computer Data" means the computer-readable information or data owned or used by any Group Company and stored in electronic form;

"Computer Hardware" means the computer hardware, firmware, equipment and ancillary equipment (other than Computer Software and Computer Data) owned or used by any Group Company and all related manuals and documentation;

"Computer Software" means the computer programs owned or used by any Group Company and all related manuals and documentation;

"Computer System" means the Computer Hardware, Computer Data and Computer Software;

"Confidential Information" has the meaning given to it in clause 11;

5

"Consultant" means a consultant, independent contractor or other individual engaged by a Group Company at the date of this agreement under a contract for service not being an Employee;

"Connected" has, in relation to a person, the meaning given in Section 1122 CTA 2010;

"CTA 2009" means the Corporation Tax Act 2009;

"CTA 2010" means the Corporation Tax Act 2010;

"Customer" means a customer, client or prospective customer or client of a Group Company with whom any Group Company has either dealt in connection with the Prohibited Business or with whom any Group Company has been negotiating in respect of the supply of any goods or services by a Group Company at any time during the 24 month period ending on the Completion Date;

"D Minority Shareholders" means Howard Clark, Simon Howard, Rouba Korfali, Adrian Lambert, Flavia Nogueira, Zoe Tierney, Michael White, Pamela McEwan, Michelle Gosling, Alexandra White, Sarah Howard, Matthew Bunker and Alison Clark;

"D Minority Shares" means the D ordinary shares in the Company held by the D Minority Shareholders;

"Data Protection Legislation" means any data protection and privacy legislation applicable to a Group Company's business including, in the United Kingdom, the Data Protection Act 1998 and the Privacy and Electronic Communications (EC Directive) Regulations 2003;

"Data Room" means the online data room made available by the Sellers to the Buyer, the contents of which is set out in the agreed form DVD of the Data Room;

"Data Room Documents" means the documents in the Data Room;

"Deed of Termination" means the deed of termination in the agreed form terminating the shareholders' agreement dated 12 July 2011 which was made between, the Company, GCP Capital Partners LLP, the Executives (as defined therein) and the Greenhill Funds (as defined therein);

"Director" means a director of a Group Company;

"Disclosed" means fairly disclosed to the Buyer in the Disclosure Letter in such a manner and detail so as to enable the Buyer to make a reasonably informed assessment of the fact, matter or information;

"Disclosure Letter" means the letter of the same date as this agreement from the Warrantors to the Buyer executed and delivered immediately before the signing of this agreement;

"Employee" means an individual who has entered into or works under a current contract of employment with a Group Company;

"Employment Letter" means the employment letter for Andrew McEwan in the agreed form;

"Encumbrance" includes a mortgage, charge, lien, pledge, right of pre-emption, option, covenant, restriction, lease, trust, order, decree, title defect or any other security interest or conflicting claim of ownership or right to use or any other third party right;

6

"financial year" shall be construed in accordance with section 390 of the Companies Act;

"Group Companies" means the Company and the Subsidiary Undertakings and Associated Undertakings and "Group Company" means any of them and "Group" means the Group Companies together;

"Group Intellectual Property" means all Intellectual Property owned or used by any Group Company;

"Group Member" means at any relevant time, in relation to any undertaking, a "group undertaking" (as defined in section 1161 of the Companies Act) of that undertaking and "Member of its Group", in relation to any undertaking, means any group undertaking as so defined of that undertaking;

"IHTA 1984" means the Inheritance Tax Act 1984;

"Institutional Sellers" means Greenhill Capital Partners Europe LP, Greenhill Capital Partners Europe (Employees) LP and Parallel Private Equity Greenhill LP, in each case acting through GCP Capital Partners LLP in its capacity as their manager;

“Insurance Policy” means the warranty and indemnity insurance policy in agreed form to be acquired by the Buyer on Completion;

"Intellectual Property" means all patents, utility models, trade and service marks, logos, design rights, trade names, business names, domain names, copyright rights, rights in the nature of copyright, moral rights, database rights, know-how, rights in trade secrets and confidential information, rights protecting reputation and goodwill, rights in unfair competition and all other intellectual property rights and analogous rights as may exist anywhere in the world for the full term of the rights concerned together with all reversions, revivals, extensions and renewals of such rights (whether registered or not); all registrations and pending registrations relating to any such rights, the benefit of any appending applications for any such registrations and the right to apply for the registration of such rights; and all rights of action, powers or benefits belonging to or accrued in relation to such rights (including the right to sue for and recover damages for past infringements);

"Licence Agreements" means the agreement set out in documents 21.1.7.1, 21.1.7.2 and 21.1.7.3 of the Data Room (licence agreements with film studios);

"Locked Box Date" means 30 September 2013;

"Loss" means any loss, damage, liability, fine, penalty, charge and any other cost and expense including any reasonable costs of recovery;

"Management Accounts" means the management accounts of the Group Companies comprising the balance sheet as at the Locked Box Date and the profit and loss account for the months commencing on the day immediately following the Accounts Date and ending on the Locked Box Date, copies of which are attached to the Disclosure Letter;

"Managers' Representative" means Steven Gosling being one of the Sellers or any person appointed by Steven Gosling or his successors;

7

"Permitted Leakage" means a payment set out in schedule 6 of this agreement and "Permitted Leakages" means any or all of those payments;

"Prohibited Area" means anywhere in the world in which the Group Companies are currently, or have been in the 12 months prior to the Completion Date, carrying on business to a material extent;

"Prohibited Business" means the businesses of the provision of "in-flight" entertainment services to airlines and international cruise lines carried on by the Company at the Completion Date and including, inter alia, doing any of the following in relation to such businesses:

(a)	the design and recommendation of programming schedules;

(b)	the procurement of film television, audio and other media content from film studios, televisions studios and other distributors;

(c)	the in-house production of original audio and visual media content, including information, safety and destination films;

(d)	all ancillary services relating to the above including:

(i)	dubbing media content in relation to local language requirements;

(ii)	data media copying, encoding and reformatting;

(iii)	graphic user interface design;

(iv)	the development and application of integration software; and

(v)	publishing of hard copy material,

and any other business conducted by any Group Company in the 12 calendar month period immediately prior to the Completion Date;

"Property" means all the properties short particulars of which are set out in schedule 7;

"Recognised Investment Exchange" has the meaning given in section 285 of the Financial Services and Markets Act 2000 (such exchanges being at the date of this agreement, London Stock Exchange Plc (including, without limitation, in its capacity as operator and regulator of AIM and Turquoise Derivatives);

"Sale Shares" means the issued share capital of the Company referred to in schedule 1;

"Sellers' Solicitors" means Taylor Wessing of 5 New Street Square, London EC4A 3TW;

"Sellers' Solicitors Account" means National Westminster Bank Plc, Fleet Street, PO Box 281, 156 Fleet Street, London, EC4A 2DX, sort code 60-80-08, account number 03666328;

"Short Form Sale and Purchase Agreements" means the sale and purchase agreements in the agreed form to be entered into by the D Minority Shareholders and the Buyer on the date of this agreement;

8

"Subsidiary Undertakings" means the subsidiary undertakings (as defined in section 1162 of the Companies Act) of the Company details of which are set out in part B of schedule 2;

"Supplier" means a supplier to (other than utilities in respect of the supply of services in the ordinary and normal course of their business to their general body of customers), or sub-contractor of any Group Company in connection with the Prohibited Business with whom any Group Company has traded during the 24 months immediately ending on the Completion Date;

"Tax" or "Taxation" has the meaning given to it in schedule 5;

"Tax Authority" has the meaning given to it in schedule 5;

"Tax Claim" means a claim for breach of a Tax Warranty or a Claim under the Tax Covenant;

"Tax Covenant" means the covenant set out in schedule 5;

"Taxes Act" means the Income and Corporation Taxes Act 1988;

"Tax Warranties" means the warranties set out in part 2 of schedule 5;

"Transaction Document" means any of this agreement and any other document entered into on or about the date of this agreement in connection with it;

"UK GAAP" means accounting principles, standards and practices generally accepted from time to time in the United Kingdom and approved by the United Kingdom Accounting Standards Board;

"VAT" means Value Added Tax chargeable under the VATA 1994 or under any legislation replacing it or under any legislation which the VATA replaced and further means Value Added Tax at the rate in force when the relevant supply is made and any tax of a similar nature which is introduced in substitution for or as an addition to such tax from time to time and any penalties or fines in relation to them and shall include any similar tax or sales tax in any jurisdiction outside the UK;

"VATA 1994" means the Value Added Tax Act 1994;

"Warranties" means the warranties set out in part 1 of schedule 4 and the Tax Warranties; and

"Warrantors" means Steven Gosling, Andrew McEwan and Estibaliz Asiain Sancho.

1.2	Interpretation

In this agreement:

(a)	reference to:

(i)	any statute or statutory provision includes a reference:

(A)	to that statute or statutory provision as from time to time consolidated, modified, re-enacted (with or without modification) or replaced by any statute or statutory provision; and

(B)	any subordinate legislation made under the relevant statutory provision,

9

except to the extent that the effect of referring to any such consolidation, modification or re-enactment coming into force after the date of this agreement would be to increase or extend the liability of a party under this agreement;

(ii)	the singular includes the plural and vice versa and any gender includes other genders;

(iii)	the "introduction" or to a "clause" or "schedule" is a reference to the Introduction or the relevant clause or schedule of or to this agreement;

(iv)	a person includes all forms of legal entity including an individual, company, body corporate (wherever incorporated or carrying on business), unincorporated association, governmental entity and a partnership and, in relation to a party who is an individual, his legal personal representative(s);

(v)	a document or DVD "in agreed form" is to a document or DVD in the form agreed by and initialled by or on behalf of each party for the purposes of identification or executed simultaneously with this agreement;

(vi)	a party or the parties means a party or the parties to this agreement and includes his successors and permitted assigns and for this purpose "permitted assigns" includes:

•	in relation to a right of a party - any person to whom that right may have been assigned except to the extent that the assignment of that right would be in breach of the provisions of this or any other agreement or deed or prohibited by law; and

•	in relation to an obligation of a party - any person to whom that obligation may have been assigned with the written agreement of the party to whom the obligation is owed,

provided that notwithstanding any succession, assignment or transfer, no party shall be relieved from any obligation arising under this agreement except:

•	by operation of law;

•	as expressly provided in this agreement; or

•	with the written agreement of the party to whom the obligation is owed;

(vii)	"writing" and "written" includes typing, printing, lithography, photography and other modes of representing or reproducing words in a legible and non transitory form but excludes electronic mail; and

(viii)	"this agreement" includes this agreement as amended or supplemented from time to time;

(b)	the words "include", "including" and "in particular" are to be construed as being by way of illustration or emphasis only and are not to be construed so as to limit the generality of any words preceding them;

10

(c)	the words "other" and "otherwise" are not to be construed as being limited by any words preceding them;

(d)	the word "property" includes choses in action and other intangible property;

(e)	the table of contents and the headings to clauses and schedules are to be ignored in construing this agreement;

(f)	the words, "parent undertaking", "subsidiary undertaking" and "undertaking" have the meanings given to them in sections 1162 and 1161 of the Companies Act;

(g)	if a period of time is specified and dates from a given day or the day of an act or event, it shall (unless otherwise stated in clause 12) be calculated excluding that day and a reference to a time of day is unless otherwise specifically stated a reference to the time in England;

(h)	if a party must do something on a given day (other than service of a communication in accordance with clause 12), they must do it by 5:30 p.m. (in the United Kingdom) on that day (unless this agreement expressly states otherwise). If they do the thing after 5:30 p.m. on a day, they are treated as not having done it until the next Business Day; and

(i)	a reference to any:

(i)	English legal term for any action, remedy, procedure, judicial proceeding, legal document, legal status, or legal concept; and/or

(ii)	English legislation,

is in respect of any jurisdiction other than England and Wales, deemed to include what most nearly approximates in that jurisdiction to the English legal term or legislation, as applicable.

1.3	The schedules form part of this agreement as if set out in full in this agreement and a reference to "this agreement" includes a reference to the schedules.

2.	Sale and Purchase

2.1	Each Seller shall sell with full title guarantee and free from all Encumbrances the number of Sale Shares set out opposite their names in schedule 1 and the Buyer shall, subject to clause 2.3, buy the Sale Shares in each case on the terms of this agreement.

2.2	The Sale Shares shall be sold with all rights to dividends and other distributions declared or paid after the date of this agreement in respect of the Sale Shares and all other rights and advantages belonging to or accruing on the Sale Shares on or after that date.

2.3	If any Seller or D Minority Shareholder fails to comply with his obligation (whether under this agreement or under a Short Form Sale and Purchase Agreement) to transfer his Sale Shares or D Minority Shares on Completion, the Buyer shall not be obliged to complete the purchase of the other Sale Shares.

2.4	Each Seller irrevocably waives all pre-emption rights which he may have under the Company's articles of association or any other agreement relating to the Sale Shares or otherwise so as to enable the sale of the Sale Shares to the Buyer to proceed free of pre-emption rights.

11

3.	Consideration

3.1	The total consideration for the sale of the Sale Shares and the D Minority Shares is £22,363,000, payable in cash at Completion in accordance with the terms of this agreement and the Short Form Sale and Purchase Agreements (the "Consideration").

3.2	The portion of the Consideration to which each Seller is entitled is the amount set out opposite his name in schedule 1.

3.3	The Consideration in respect of the amounts due to the Sellers shall be satisfied in cash on Completion by transfer to the Sellers' Solicitors Account.

4.	Locked Box

4.1	Each Seller undertakes (in respect of payments made to him or benefit conferred on him and persons Connected with him only and not in respect of any payments made to or benefit conferred on any other Seller or persons Connected with them) to the Buyer that from (and excluding) the Locked Box Date to (and including) the Completion Date, other than any Permitted Leakage:

(a)	there has been no payment of any management, service or other fees or compensation or transaction bonuses from any Group Company to that Seller or to persons Connected with him;

(b)	no share or loan capital of any Group Company (or any interest thereon) has been issued to that Seller or to any person Connected with that Seller or redeemed, purchased or repaid by such Group Company for the benefit of that Seller or for the benefit of any person Connected with that Seller;

(c)	the only payments received by that Seller or by a person Connected with that Seller from any Group Company have been payments in respect of Permitted Leakages;

(d)	no dividend or distribution of profits, capital or assets, or any bonus or other payment of any nature has been paid or declared or made by any Group Company to or in favour of that Seller;

(e)	no Group Company has waived, deferred or released or agreed to waive, defer or release (whether conditional or not) any amount. liability or obligation owed to that Group Company by that Seller or by a person Connected with that Seller;

(f)	no liabilities have been assumed or incurred (or any indemnity or guarantee given in respect thereof) by any Group Company in favour of or on behalf of that Seller or by a person Connected with that Seller;

(g)	no Encumbrance has been created over the assets of any Group Company in favour of or on behalf of that Seller or by a person Connected with that Seller;

(h)	no costs or expenses of that Seller or any person Connected with that Seller which relate either to the sale of the Sale Shares (to any person) or to the other transactions contemplated by this agreement (and any document required to be executed or delivered at Completion) have been paid or incurred (whether by way of repayment of any debt or otherwise) or have been agreed to be paid or incurred, by any Group Company;

12

(i)	no assets have been transferred to or liabilities assumed, indemnified or incurred by any Group Member in favour or for the benefit of that Seller or any person Connected with that Seller; and

(j)	the relevant Seller has made or entered into any agreement or arrangement relating to any matters referred to in this clause 4.1.

4.2	Each Seller undertakes (in respect of himself and persons Connected with him only and not in respect of any other Seller or persons Connected with them) to the Buyer to notify the Buyer in writing promptly after becoming aware of any receipt by that Seller or by a person Connected with that Seller of any payments or benefits conferred or circumstances which could constitute a breach by him of the undertakings in clause 4.1

4.3	In the event of any breach of clause 4.1, the relevant Seller shall, on demand by the Buyer at any time between Completion and the date falling 9 months following Completion, pay to the Buyer (the Buyer acting for itself and as agent and trustee for each Group Company) an amount equal (on a pound for pound basis) to the payment, benefit or other item received by the Seller or by the person Connected with that Seller in breach of clause 4.1. Any such payments shall, to the extent possible, be deemed to give rise to a corresponding reduction in the consideration received by that Seller for the Sale Shares sold by that Seller. The Buyer shall have no remedy for a breach of any of the undertakings set out in clause 4.1 save for this clause 4.3 including without limitation in respect of any demand served after a 9 month period following Completion (save in the event of fraud, wilful misstatement, wilful non-disclosure or dishonesty by the relevant Seller or any person Connected with him).

4.4	The liability of each Seller under this clause 4 shall not be limited or qualified in any respect by the provisions of clause 6.

4.5	Notwithstanding any provision to the contrary contained in this agreement, the Sellers shall not be deemed to be Connected with any Group Companies or any other Seller (with the exception, in the case of the Warrantors, of their spouses) for the purpose of the Locked Box arrangements set out in this clause 4.

5.	Warranties

5.1	Each Seller, in respect of himself only, warrants to the Buyer that he is entitled to sell and transfer the full legal and beneficial ownership in the Sale Shares stated to be held by him in schedule 1 on the terms of this agreement.

5.2	Each Seller, in respect of himself only, warrants on a several basis to the Buyer that there is no Encumbrance on, over or affecting the Sale Shares held by him in schedule 1 and there is no agreement or commitment to give or create any Encumbrance and no claim has been made by any person to be entitled to an Encumbrance in relation thereto.

5.3	Each Seller, in respect of himself only, warrants to the Buyer that he has full power and authority to enter into and perform this agreement and that this agreement and each of the documents in the agreed form to be executed by him constitute valid and binding obligations on that Seller which are enforceable in accordance with their terms. Each Institutional Seller warrants to the Buyer in respect of itself only that it has taken all corporate and other action necessary to enable it to enter into and perform this agreement and each of the documents in the agreed form to be executed by it and has obtained all approvals and consents required by it for the performance by it of the transactions contemplated by this agreement, provided always that no warranty is given in this clause 5.3 in respect of the need for any competition or anti-trust approval, filing, clearance or consent.

13

5.4	Each Warrantor warrants to the Buyer in the terms of the Warranties which are given by the Warrantors on the date of this agreement to the Buyer on a joint and several basis subject to the limitations contained in this agreement.

5.5	Each Warranty shall be construed as an independent warranty and (except as otherwise provided, including the terms of the other provisions of this clause 5 and clause 6) shall not be limited by reference to or inference from any other term of any Transaction Document or any other Warranty.

5.6	Any payments made by a Warrantor to the Buyer in connection with this agreement shall, to the extent possible, be treated by the Warrantor and the Buyer as a reduction in the Consideration for the Sale Shares sold by that Warrantor.

5.7	Where a Warranty is qualified by the expression "so far as the Warrantors are aware" or a similar expression, each Warrantor shall be deemed to have such awareness which he would have had had he made all reasonable enquiries of each other Warrantor, or Seller, and the D Minority Shareholders, at the date of this agreement.

5.8	Each Warrantor undertakes to the Buyer and to each Group Company that he will waive any right which he may have and not make any Claim in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied by a Group Company or its officers, Employees or Consultants in connection with the entering into of this agreement, the giving of the Warranties and the preparation of the Disclosure Letter, save that this clause 5.8 will not preclude any Warrantor from claiming against any other Warrantor under any right of contribution (whether statutory, contractual or otherwise) or indemnity to which such Warrantor may be entitled.

5.9	The rights and remedies of the Buyer in respect of any breach of this agreement shall not be affected by Completion, by any investigation made by or on behalf of the Buyer into the affairs of the Group Companies or by any other event or matter whatsoever which otherwise might have affected such rights and remedies except a specific and duly authorised written waiver or release. Subject to clause 6.19, no information relating to the Group Companies of which the Buyer or its Advisers has knowledge (actual, imputed or constructive) other than by reason of its being disclosed in accordance with clause 6.9 shall prejudice any Claim which the Buyer shall be entitled to bring or shall operate to reduce any amount recoverable by the Buyer under this agreement.

5.10	Only the Tax Warranties and the Warranties at paragraphs 3 and 4 of schedule 4 are given in respect of Taxation Affairs of the Group Companies.

6.	Limitations

Limitations not to apply

6.1	The limitations set out in this clause 6 shall not apply:

(a)	to a Claim for breach of Warranty or to a Tax Claim against the Warrantors which is the consequence of fraud, wilful misstatement, wilful non-disclosure or dishonesty on the part of a Warrantor; or

(b)	to a Claim for breach of the Warranties set out in paragraphs 2.1 and 2.3 to 2.7 inclusive of schedule 4.

14

Time limits

6.2	Subject to clause 6.11, the rights of the Buyer in respect of any Claim for breach of a Warranty (other than a Tax Warranty) shall only be enforceable if the Buyer gives written notice to the Warrantors on or before the second anniversary of Completion.

6.3	Subject to clause 6.11, the rights of the Buyer in respect of any Tax Claim shall only be enforceable if the Buyer gives written notice to the Warrantors on or before the fourth anniversary of Completion.

Threshold

6.4	The Buyer shall not be entitled to recover in respect of a Claim for breach of Warranty unless in respect of any such individual Claim (or series of related such Claims arising from the same subject matter) the amount of the liability exceeds £30,000.

6.5	The Warrantors shall not be liable in respect of any Claim for a breach of the Warranties unless the total cumulative liability of the Warrantors in respect of all such Claims exceeds £200,000 (in which event the Warrantors shall be liable for the whole of such liability and not merely for the excess).

Maximum claims

6.6	The maximum aggregate individual liability of each of the Warrantors in respect of Claims for breaches of the Warranties set out at paragraph 1 and paragraphs 3 to 29 of Part 1 schedule 4 and Tax Claims for which they are liable shall not exceed either the amount set out opposite that Warrantor's name below or the amount equivalent to the Agreed Percentage of any such Claim as set out below:

Warrantor	Amount (£)	Agreed Percentage
Andrew McEwan	325,000	50

Steven Gosling	162,500	25

Estibaliz Asiain Sancho	162,500	25

Double claims

6.7	The Buyer shall not be entitled to recover from the Warrantors under the Warranties and the Tax Covenant more than once in respect of the same damage suffered, and accordingly the Warrantors shall not be liable in respect of any breach of the Warranties to the extent that the loss attributable to that breach is or has been included in a Claim under the Tax Covenant to the extent that it has been satisfied, nor shall the Warrantors be liable in respect of a Claim under the Tax Covenant to the extent that the loss is or has been included in a Claim for breach of the Warranties to the extent that it has been satisfied.

Contingent liabilities

6.8	The time limits in clauses 6.2 and 6.3 shall not limit any Claim for any breach of the Warranties in respect of a liability which is contingent or unascertained where written notice of the Claim is given to the Warrantors as soon as reasonably practicable after the Buyer becomes aware that the relevant matter gives rise to a right to make a Claim (giving so far as practicable a reasonable estimate of the quantum and details of the Claim) before the expiry of the relevant periods specified in those clauses.

15

Disclosure Letter

6.9	The Warrantors shall be under no liability for a Claim for breach of the Warranties in respect of any matter to the extent that the matter or circumstance giving rise to such liability was Disclosed.

Commencement of proceedings

6.10	Subject to clause 6.12, the Warrantors shall not be liable in respect of any Claim for breach of the Warranties or for Tax Warranties (if not previously satisfied, settled or withdrawn) unless legal proceedings have been validly issued and served on the Warrantors on or before the date falling 6 months after the date on which notice of that claim was served under clause 6.2 or 6.3 or (in the case of a liability referred to in clause 6.8) 6 months after the date on which the liability becomes actual or (as the case may be) capable of being quantified.

Recovery from third party

6.11	If the Buyer or any other Group Company recovers any sum from any person (including, without limitation, its insurers) in respect of the same subject matter of any Claim under the Warranties (other than Tax Warranties in respect of which the provisions of schedule 5 shall apply) in respect of which the Warrantors have made any payment to the Buyer, the Buyer shall pay to the Warrantors a sum equal to the lesser of:

(a)	any amount recovered by the Buyer (net of all reasonable costs and expenses incurred by it in pursuing the claim against the other person and also less any Tax paid or payable as a result of such recovery (or which would have been paid or payable but for the availability of any Buyer's Relief (as defined in schedule 5))); and

(b)	the amount paid by the Warrantors in respect of such claim less any part of such amount previously repaid to the Warrantors under any provision of this agreement.

in each case, reduced (where applicable) by an amount equal to the actual loss less the aggregate net amount recovered by the Buyer.

6.12	Where the Buyer and/or the Company is/are at any time entitled to recover from some other person any sum in respect of the same loss which would otherwise have been the subject of a Claim under the Warranties (other than the Tax Warranties, in respect of which the provisions of schedule 5 shall apply), the Buyer shall promptly notify the Warrantors, provide such information as the Warrantors may reasonably require and shall, if so requested by the Warrantors and: (i) without prejudice to its ability to enforce such Claim against the Warrantors; and (ii) subject to the Buyer and the Company being first indemnified against all contemplated liabilities, damages, costs, charges, out of pocket costs and expenses reasonably incurred or to be incurred by the Buyer and/or the Company, procure that the Company shall take all reasonable steps, having reasonable regard to the goodwill of the Buyer’s Group (including the Group Companies) to enforce such recovery and in the event that the Buyer or the Company shall recover any amount from such other person, the amount of the claim against the Warrantors shall be reduced by the amount recovered.

Exclusions on liability

6.13	No Claim shall be made by the Buyer against the Warrantors under the Warranties (other than the Tax Warranties, in respect of which the provisions of schedule 5 shall apply):

16

(a)	in respect of any liability, matter or thing which would not have arisen but for a voluntary act or transaction by, or at the request of, or with the express written approval of the Buyer after Completion otherwise than as required by law or applicable regulation or other than in the ordinary course of conduct of the business of the Group as carried on prior to Completion or pursuant to a binding obligation of any Group Company in existence at Completion and where the Buyer knew or ought reasonably to have known that the same would give rise to a Claim under the Warranties;

(b)	in respect of any liability, matter or thing to the extent it occurs as a result of any legislation not in force at the date hereof or any change of law having retrospective effect coming into force after the date hereof;

(c)	in respect of a contingent liability unless and until such liability becomes actual and is due and payable (save that this shall not avoid any claim notified with respect to such contingent liability within the time limit referred to in clauses 6.2 or 6.3);

(d)	which arises as a result of any act, event, default, matter or circumstance which occurred or arose prior to 1 January 2010 and of which the Warrantors were not aware at any time prior to the date of this agreement;

(e)	if the facts or matter giving rise to such a Claim result from a change in the accounting or taxation policies or practices of the Buyer or the Company introduced or having effect after Completion (other than to the extent necessary to comply with law or UK GAAP applying or in force on or prior to the Completion Date); or

(f)	where the loss or liability resulting from such Claim has been or is made good or otherwise compensated for at no expense to the Buyer or the Company; or

(g)	to the extent that the subject matter of the claim is a matter specifically provided for or reserved for in the Accounts or Management Accounts.

Duty to mitigate

6.14	The Buyer acknowledges to the Warrantors notwithstanding any provision to the contrary contained in this agreement its common law duty to mitigate its loss in respect of any breach of the Warranties in accordance with normal English law principles.

Notify Warrantors

6.15	If the Buyer or any Group Company becomes actually aware of any matter which gives or might reasonably give rise to a successful Claim under the Warranties (other than Tax Warranties in respect of which the provisions of schedule 5 shall apply), the Buyer shall, on a “without prejudice” basis, give written notice to the Warrantors as soon as reasonably practicable after the date on which it becomes aware of that matter, specifying the matter in reasonable detail (according to the knowledge of the Buyer in relation to the claim concerned at such time), the Warranties which have or which are likely to have been breached and a reasonable estimate of the amount of the Claim under the Warranties, provided that such notice shall not be a condition precedent to the liability of the Warrantors in respect of the Warranties save that the Warrantors shall not be liable for any increase in loss or damage attributable to the Buyer’s or the Group Companies failure to give or delay in giving such notice.

17

Conduct of third party claims

6.16	If the Buyer or any Group Company becomes aware of any Claim by a third party which might reasonably be expected to give rise to a successful Claim under the Warranties (other than Tax Warranties in respect of which the provisions of schedule 5 shall apply) subject to clause 6.17 and the remainder of the provisions of this clause, the Buyer shall (and shall procure that the relevant Group Company concerned shall):

(a)	take such commercial action and give such information and assistance, having reasonable regard to the goodwill of the Buyer’s Group (including the Group Companies), as the Managers' Representative may from time to time reasonably request to dispute, resist, avoid, compromise or defend the matter in question;

(b)	consult insofar as reasonably possible with the Warrantors with regard to any developments relating to the matter in question giving rise to a Claim under the Warranties and provide the Warrantors (at their cost) with copies of all relevant correspondence and documents in relation to that matter; and

(c)	not admit liability in respect of or settle or compromise the matter in question giving rise to a Claim under the Warranties without the prior written consent of the Managers' Representative, such consent not to be unreasonably withheld or delayed.

6.17	The Warrantors shall indemnify the Buyer and any relevant Group Company to their reasonable satisfaction against all losses, damages and expenses incurred by them in complying with their obligations under clause 6.16

Rescission

6.18	The parties irrevocably and unconditionally waives any right they may have to rescind this agreement for any misrepresentation (save for any misrepresentation which constitutes fraud) contained in this agreement.

6.19	The Buyer shall not be entitled to make a Claim for breach of any Warranty if and to the extent that the Buyer is actually aware at the date of the agreement that it has a right to make such a Claim.

6.20	Notwithstanding the fact that this agreement is executed as a deed, no liability of the Sellers shall absent fraud, except as specifically contained in this agreement, continue beyond a six year period from Completion.

7.	Buyer Warranties

The Buyer warrants to each of the Sellers that:

(a)	it has the full power and authority to enter into and perform this agreement which constitutes valid and binding obligations on the Buyer which are enforceable in accordance with its terms; and

(b)	it has taken all corporate and other action necessary to enable it to enter into and perform this agreement and has obtained all approvals and consents required by it for the performance by it of the transactions contemplated by this agreement, provided always that no warranty is given in this clause 7 in respect of the need for any competition or anti-trust approval, filing, clearance or consent.

18

8.	Completion

8.1	The sale and purchase of the Sale Shares shall be completed at the offices of the Sellers' Solicitors on the Completion Date (or at any other place agreed by the parties in writing).

8.2	On Completion the Sellers shall deliver to the Buyer:

(a)	completed and signed transfers of the Sale Shares to the Buyer and the related share certificates (or an indemnity in a form reasonably acceptable to the Buyer in respect of lost share certificates);

(b)	the statutory books of each Group Company complete and accurate up to immediately prior to Completion (including the share certificates in relation to each Group Company (or an indemnity in a form reasonably acceptable to the Buyer in respect of lost share certificates)) and at the premises of the Company, any company seal(s), certificates of incorporation, certificates of incorporation on change of name and all unused share certificates of each Group Company and all cheque books and credit cards of each Group Company;

(c)	the Disclosure Letter in the agreed form executed by the Warrantors together with the DVD of the Data Room in the agreed form;

(d)	the title deeds and documents relating to the Property at the premises of the Company;

(e)	the Deed of Termination duly executed by each party to it;

(f)	copies (which may be by way of electronic screen prints) of bank statements in respect of each account of each Group Company as at 17 October 2013;

(g)	Short Form Sale and Purchase Agreements duly executed by each of the D Minority Shareholders;

(h)	letters of resignation in agreed form from Adam Maidment and Brian Phillips; and

(i)	the Employment Letter duly executed by Andrew McEwan.

8.3	On Completion the Sellers shall procure the holding of a meeting of the directors of the Company to do such of the following things as are applicable to it;

(a)	approve (subject to stamping in respect of the Sale Shares only) the transfers referred to in clause 8.2(a) and the transfers contemplated by the Short Form Sale and Purchase Agreements;

(b)	appoint the persons nominated by the Buyer as directors (if any) and note the resignations referred to in clause 8.2(h); and

(c)	resolve to add Mike Zemetra to the bank mandate of the Company's bank account with HSBC.

8.4	On Completion the Buyer shall:

(a)	pay the Consideration by electronic funds transfer in the manner specified in clause 3.1 which payment shall constitute a good discharge for the Buyer of its obligations to pay that amount (and the Buyer shall not be concerned with the application of any such amount between all or any of the Sellers); and

19

(b)	deliver to the Sellers or to the Sellers' Solicitors (whose receipt shall be a sufficient discharge):

(i)	a counterpart of the Disclosure Letter signed by the Buyer acknowledging its receipt;

(ii)	a certified copy of an extract of the minutes of the board of directors of the Buyer authorising the execution and performance by the Buyer of its obligations under this agreement;

(iii)	a copy of the Insurance Policy.

9.	Post-Completion

9.1	Each of the Sellers shall and shall procure that any other necessary party shall execute and do all such documents acts and things as the Buyer may reasonably require for transferring to the Buyer the legal and beneficial ownership of the respective Sale Shares held by each of them (it being recognised that the Buyer shall be liable to pay stamp duty in respect of such transfers).

9.2	Each Seller:

(a)	to secure the Buyer's interests under this agreement, irrevocably appoints, for a three month period following Completion, the Buyer to be his attorney pending the Buyer's registration as a member of the Company with power on that Seller's behalf to execute and deliver all deeds and documents and to do all acts and things and exercise all rights (including voting rights) which the Buyer would be entitled to execute, deliver and do and exercise if the Buyer was registered as the holder of the Sale Shares with power to sub-delegate this power and power to appoint a substitute attorney in addition to the Buyer; and

(b)	agrees that for so long as any Sale Shares remain registered in his name he will:

(i)	not exercise any of his rights as a member of the Company or appoint any other person to exercise such rights;

(ii)	hold on trust for and pay or deliver to the Buyer any distributions or notices, documents or other communications which may be received after the date of this agreement by that Seller in his capacity as a member of the Company from the Company or any third party; and

(iii)	on request by the Buyer ratify all documents executed and acts done by the Buyer as his attorney.

9.3	The Buyer shall indemnify each Seller against all losses suffered by the relevant Seller in connection with the exercise of the Buyer’s powers under clause 9.2(a).

9.4	For a period of 24 months following Completion the Buyer undertakes to procure (or, in the case of any working papers of the auditors of any member of the Group, to use its reasonable endeavours to procure) that each Seller and their respective Advisers are afforded such reasonable access to the books, accounts, working papers and records and other financial information relating to any period prior to Completion of each Group Member as it or they may reasonably require to enable the relevant Institutional Seller and Warrantor):

20

(a)	to prepare their respective statutory or management accounts; or

(b)	to enable such person to comply with any other Applicable Law.

For the avoidance of doubt, the provisions of clause 11 shall apply to information provided or obtained pursuant to this clause 9.3

10.	Non-competition

Restrictions

10.1	Each Warrantor undertakes with the Buyer and each Group Company that after Completion he will not either himself or by an agent and either on his own account or by or in association with or for the benefit of any other person directly or indirectly for a period of two years following Completion:

(a)	take up or hold or seek to take up or hold any:

(i)	office in or with any business which is engaged in the Prohibited Business within the Prohibited Area;

(ii)	post or position which enables that Warrantor to exercise, whether personally or by an agent and whether on his own account or in association with or for the benefit of any other person, a controlling influence over any business which is engaged in the Prohibited Business within the Prohibited Area; or

(iii)	employment, engagement or consultancy with any person which is engaged in the Prohibited Business within the Prohibited Area,

which results or would result in that Warrantor being engaged in business activities which are in competition with the Prohibited Business;

(b)	within the Prohibited Area either personally or by an agent and either on his own account or by or in association with any other person or otherwise directly or indirectly engage or seek to engage in any capacity in the Prohibited Business, except that he may hold as an investment not more than 3% of the issued share capital of a company listed or quoted on a Recognised Investment Exchange;

(c)	deal with any Customer or Supplier but this shall not preclude him from dealing with such a Customer or Supplier so long as that Warrantor does not either directly or indirectly deal with that Customer or Supplier in respect of the Prohibited Business;

(d)	canvass, solicit, approach or seek out or cause to be canvassed, solicited, approached or sought out in all cases in respect of the Prohibited Business or by any other means endeavour to entice away from any Group Company, any Customer or Supplier;

(e)	solicit or seek to entice away from any Group Company, or aid or assist any other person or persons in employing or otherwise retaining the services of anyone who is, at Completion, employed by any Group Company or who is a Consultant at Completion otherwise than in a junior administrative or secretarial capacity and provided further that this clause 10.1(e) shall not prohibit the placing of any bona fide job advertisement which is not specifically targeted at the persons referred to herein;

21

(f)	employ or otherwise retain the services of any of such person as is mentioned in clause 10.1(e) save for persons employed in a junior administrative or secretarial capacity; or

(g)	hold himself out as being interested in or any way connected (other than as a matter of historic fact or as an ongoing employee (if such is the case)) with the Group.

10.2	Each Warrantor and each Seller undertakes that he will not whilst any Group Company uses, or has any right to use, any of the names, domain names or marks set out below, directly or indirectly, use in connection with any trade or business the name or any name resembling them or capable of confusion with them: "Travel Entertainment" or "IFE" or any other name or domain name listed in part A or B of schedule 3 or any logo which is similar to or capable of confusion with any existing logo used by any Group Company. For the avoidance of doubt, the provisions of this clause shall not apply to any past, present or future limited partner or general partner of the Institutional Sellers (provided that the Warrantors shall not be excluded pursuant to this provision) and any person holding any form of interest in any such entities whether directly or indirectly (and for the avoidance of doubt any entity in which such entity has invested).

10.3	Each Warrantor (and, in the case of clause 10.2, each Seller) acknowledges that the undertakings in clauses 10.1 and 10.2, are reasonable; are integral to the terms on which the Buyer has agreed to purchase the Sale Shares and necessary for the implementation of the purchase; and that each of them is to be construed and take effect independently of the others.

10.4	If a breach of clauses 10.1 or 10.2 occurs, the Warrantors (and the Sellers in the case of clause 10.2) and the Buyer agree that damages alone may not to be sufficient compensation and that injunctive relief is reasonable and may be essential to safeguard the interests of the Buyer and of any Group Company and that injunctive relief (in addition to any other equitable remedies) may (subject to the discretion of the courts) be obtained.

10.5	No Warrantor shall be treated as committing a breach or violation of the provisions of clause 10 solely when properly and within the terms of his appointment acting as a Director, Consultant or Employee of any Group Company (which for the avoidance of doubt shall include any Group Company following the Completion Date).

10.6	If any restrictions in this clause 10, shall be found to be invalid or unenforceable but would be valid if part of the wording of the restriction were deleted or the period for which it applies were reduced or the range of activities or area dealt with by it were reduced in scope, the restriction concerned shall apply with such modifications as may be necessary to make it valid and enforceable.

11.	Confidentiality

11.1	All obligations of confidence owed by the Buyer to the Sellers relating to the confidential information of the Company shall (without prejudice to any previously accrued rights) cease on Completion and the remaining provisions of this clause 11 shall apply from Completion.

11.2	Subject to clauses 11.1 and 11.3, each party undertakes to and shall keep confidential any information which is obtained by it or any of Member of its Group which:

22

(a)	relates to the negotiation of this agreement or any document referred to in this agreement;

(b)	relates to the provisions or the subject matter of this agreement or of any document referred to in this agreement;

(c)	in the case of a Seller, relates to the Buyer;

(d)	in the case of a Seller, is confidential information which he has acquired about the Company and/or any other Group Company; and

(e)	in the case of the Buyer, relates to the Sellers,

(collectively, "Confidential Information").

11.3	Clause 11.1 does not apply to information to the extent that:

(a)	either party (or its Advisers or Associates) is required to disclose it by any Applicable Law or by a Competent Authority;

(b)	that information is contained in a communication which is consistent with the Announcement;

(c)	it enters the public domain other than as a result of the unauthorised disclosure by a party or any of its Associates or its or their Advisers;

(d)	it is in the possession of either party or of any of its Associates or its or their Advisers free from any restriction as to its use or disclosure having been obtained otherwise than from the other party for the purposes of this agreement;

(e)	a party has disclosed it to any of its Associates or its or their Advisers who need to know such information for the purposes of advising in relation to or furthering the provisions of this agreement and who are aware of the obligations of confidentiality and agree to keep the information confidential and not to use any Confidential Information for any purpose other than the purpose for which it was disclosed;

(f)	it is required or expedient to vest the full benefit of this agreement in that party or to enforce any of that party’s rights under this agreement;

(g)	it is required or expedient for the Buyer to disclose such information to its current and future debt and equity providers;

(h)	an Institutional Seller discloses it to the investors in such Institutional Seller or any funds managed by such Institutional Investor or an Associate of the Institutional Seller, provided that the disclosure is made for the purposes of reporting to those investors and is disclosed subject to duties of confidentiality;

(i)	it is disclosed by one Group Company to another Group Company and/or to directors of any such Group Company following Completion solely for the purposes and to the extent to enable such Group Company to comply with any Applicable Law.

11.4	The restrictions contained in clause 11.2 shall continue to apply after Completion without limit in time.

23

12.	Notices and other Communications

12.1	Where this agreement provides for the giving of notice or the making of any other communication, such notice or communication shall not (unless otherwise expressly provided) be effective unless given or made in writing in English in accordance with the following provisions of this clause 12.

12.2	Any notice or communication to be given or made under or in connection with this agreement shall be delivered or sent by post where notice is to be given to the person in column 1 below to the address set out in column 2 below to:

1	2

The Buyer	the address set out at the beginning of this agreement, for the attention of Robert Haxton with a copy to Jay Itzkowitz at Global Eagle Entertainment Inc., 4553 Glencoe Avenue, Marina Del Rey, CA 90292 and a copy to the Buyer's Solicitors, for the attention of Ylan Steiner

The Institutional Sellers	the address as set out in schedule 1

Estibaliz Asiain Sancho	the address as set out in schedule 1

Steven Gosling	the address as set out in schedule 1

Andrew McEwan	the address as set out in schedule 1

(such addresses being referred to below as the "Postal Address" of the relevant party).

12.3	Any notice or other communication so delivered or sent shall be deemed to have been served at the time when it arrives at the address to which it is delivered or sent except that:

(a)	if such notice or other communication is sent by post in the manner described above it shall, subject to evidencing it has been despatched, be deemed to have been received on the second Business Day after posting the same (or fifth Business Day if sent to or from an address outside the United Kingdom); and

(b)	if the time at which it is received or deemed received is between 5.30 p.m. on a Relevant Day and 9.00 a.m. on the next Relevant Day it shall be deemed to have been served at 9.00 a.m. on the second of such Relevant Days.

12.4	Where any party has given notice to the others of any different address or number to be used for the purposes of this clause 12 then such different address or number shall be substituted for that shown above.

For the purposes of this clause 12:

(a)	"Relevant Day" means any day other than a Saturday, Sunday or a day which is a public holiday at the Postal Address of the receiving party; and

(b)	any reference to a time is to the time at the Postal Address of the receiving party.

24

13.	Third party rights

13.1	The obligations of confidentiality in paragraphs (a), (b) and (d) of clause 11.2 are assumed for the benefit of each Group Company. Each Group Company may rely on and enforce the obligations of confidentiality accepted by the Sellers and/or Buyer in such clauses.

13.2	Any person to whom the benefit of the Warranties or any other rights of the Buyer under this agreement are assigned under clause 14 may rely on and enforce the Warranties and any such rights.

13.3	The Sellers and the Buyer may by agreement in writing rescind, terminate or vary the provisions of this agreement without the consent of any third party and, accordingly, section 2(1) of the Contracts (Rights of Third Parties) Act 1999 shall not apply.

13.4	The provisions of clauses 5.8,10, 13.1 and 13.2 to the extent expressed to be made in favour of or capable of applying for the benefit of a member of the Group or any officer or employee of such member, or of the Buyer or permitted assignee or other holder of the Sale Shares subject to any Applicable Law, such person shall be entitled, with the prior written consent of the Buyer be enforceable by such persons in accordance with the Contracts (Rights of Third Parties) Act 1999.

13.5	Except as provided in clauses 5.8, 10, 13.1, 13.2 and 13.4, no term of this agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party.

14.	Assignment

14.1	Subject to clause 14.2 or as otherwise provided, all rights and benefits under this agreement are personal to the parties and may not be assigned at law or in equity without the prior written consent of each other party.

14.2	The Buyer may assign (in whole or in part) the benefit of this agreement to any other member of the Buyer's Group provided that, if such assignee ceases to be a member of the Buyer's Group, the Buyer will procure that all the benefits relating to this agreement that have been assigned to such assignee are re-assigned to the Buyer immediately before such cessation provided always, that the liability of the Sellers under this agreement or any other relevant Transaction Document shall be no greater in the event of an assignment (as permitted by this clause 14.2) than it would have been in the absence of such assignment.

14.3	The Buyer may also assign or charge its rights under this agreement (by way of security only) to any banks and/or financial institutions lending money or making other banking facilities available to the Buyer (or any Member of its Group) in connection with the acquisition of the Sale Shares (or on any re-financing of such debt) but so that, notwithstanding any such assignment in security, the Sellers may, unless they receive written notice of enforcement of the relevant security interest, deal with the Buyer in connection with all matters arising under this agreement and provided always that the liability of the Sellers under this agreement or any other relevant Transaction Document shall be no greater in the event of an assignment (as permitted by this clause 14.3) than it would have been in the absence of such assignment.

15.	Entire agreement

15.1	The Transaction Documents constitute the entire agreement between the parties about the subject matter of this agreement and supersede and extinguish all earlier understandings and agreements between any of the parties and all earlier representations by any party about such subject matter.

25

15.2	The parties have not entered into the Transaction Documents in reliance upon any representation, warranty or promise that is not set out in any such Transaction Document and no such representation or warranty or any other term is to be implied in them whether by virtue of any usage or course of dealing or otherwise except as expressly set out in them.

15.3	If a party has made or given any representation, warranty or promise, or otherwise made any innocent or negligent misrepresentation, then (except to the extent that it has been set out in the Transaction Documents) the party to whom it is given or made waives any rights or remedies which it may have in respect of it and agrees that the other party shall have no liability in respect of it.

15.4	Clause 15.3 shall not exclude the liability of a party for fraud or fraudulent misrepresentation or concealment or any resulting right to rescind any of the Transaction Documents.

16.	Miscellaneous

16.1	Except as required by Applicable Law or by a Competent Authority, all third party communications by any party or any Group Member of any party shall be consistent with the terms of the Announcement.

16.2	Except where this agreement provides otherwise, each party shall bear its own costs incurred in relation to the negotiation and preparation of this agreement and matters incidental to this agreement.

16.3	Unless expressly provided otherwise, all obligations or representations entered into or made in this agreement by each of the Sellers are entered into in relation to themselves only.

16.4	The Buyer shall pay any stamp duty, transfer tax or similar fees in respect of the transfer of the Sale Shares.

16.5	This agreement shall so far as it remains to be performed after Completion continue in force notwithstanding Completion and the rights of the Buyer in respect of any Transaction Document shall not be affected by Completion.

16.6	No waiver by a party of any requirement of this agreement or any right which he has under it shall be valid unless such waiver is in writing signed by him.

16.7	No omission to exercise, or delay by any party in exercising, any right under this agreement shall operate as a waiver of such right nor shall any single or partial exercise of any right preclude the exercise of any other right.

16.8	The Buyer may release or compromise the liability of, or institute proceedings or obtain judgment against, a Seller under this agreement, or grant to a Seller time or other indulgence without affecting the liability of any other Seller under this agreement or the Buyer's rights against any other party.

16.9	This agreement may consist of any number of duplicates each executed by at least one party, each of which when so executed and delivered shall be an original, but all the duplicates shall together constitute one instrument.

16.10	If a term of this agreement shall be held to be illegal, invalid or unenforceable it shall to that extent be deemed not to form part of this agreement, but the enforceability of the remainder of this agreement shall not be affected.

26

16.11	Other than such equitable remedies as may be available, and in the absence of fraud, the sole remedy of the Buyer in relation to the subject matter of this agreement shall lie in contract only.

16.12	The rights of the Buyer under this agreement are independent, cumulative and without prejudice to all other rights available to it whether as a matter of common law, statute, custom or otherwise.

16.13	If a party fails to pay any sum payable by it on the due date for payment under this agreement, it shall pay interest on the overdue sum for the period from and including the due date of payment up to the date of actual payment (after as well as before judgment) at the rate of three per cent (3 per cent) above the base rate from time to time of Barclays Bank plc.

16.14	All payments to be made under this agreement shall be made in full without any set-off or counterclaim and free from any deduction or withholding save as may be required by law in which event such deduction or withholding shall not exceed the minimum amount which it is required by law to deduct or withhold and the payer will simultaneously pay to the payee such additional amounts as will result in the receipt by the payee of a net amount equal to the full amount which would otherwise have been receivable had no such deduction or withholding been required.

16.15	If Taxation is payable on any sum paid by a Seller under this agreement, the sum otherwise so payable shall be grossed up by such amount as will ensure that, after payment of any Taxation charged on or in respect of such payment, there shall be left a sum equal to that which would otherwise be payable under this agreement. If a sum is increased by virtue of this clause 16.15 and the Buyer, acting reasonably, determines that a Credit or Relief attributable to such increased payment has been obtained and utilised by it, then the Buyer shall as soon as reasonably practicable account to the Seller for such proportion of the Credit or Relief as will the Buyer in no better or worse position than if no such Taxation had been required to be made in respect of the payment. The Buyer shall use reasonable endeavours to claim and/ or obtain and utilise any such Credit or Relief.

16.16	This agreement together with the Transaction Documents shall, to the extent that it remains to be performed, continue in full force and effect notwithstanding Completion.

17.	Governing Law and Jurisdiction

17.1	The governing law of this agreement, and of any claim, dispute or issue arising out of or in connection with this agreement or its subject matter (including non-contractual claims), shall be that of England and Wales.

17.2	The courts of England and Wales shall have exclusive jurisdiction to settle any claim, dispute or issue between the parties whether arising out of or in connection with this agreement or its subject matter, or otherwise (including non-contractual claims). The parties to this agreement irrevocably submit to such jurisdiction and waive any objection to it, on the ground of inconvenient forum or otherwise. No party shall oppose the recognition or enforcement of a judgment, order or decision of those courts in respect of any such claim or dispute by the courts of any state which, under the laws and rules applicable in that state, are competent or able to grant such recognition or enforcement.

18. Spanish Subsidiary Undertakings

18.1	The Warrantors shall use their reasonable endeavours at their expense to cause the Spanish located subsidiaries of the Company set out in schedule 2 to become properly registered and will clear the aprovidencia de apremio with the town council of Madrid published on 22 October 2012.

27

SCHEDULE 1

The Sellers and the Consideration

Name	Address	Number and Class of Sale Shares	Consideration

GCP Capital Partners LLP	7th Floor	23,230,757 A Preference Shares	5,557,334.93
acting as manager for	Lansdowne House
Greenhill Capital Partners	Berkeley Square
Europe LP	London	7,724,500 A Ordinary Shares	0
	W1J 6ER
		60,594,509 B Preference Shares	0

GCP Capital Partners LLP	7th Floor	28,240,125 A Preference Shares	6,755,691.74
acting as manager for	Lansdowne House
Greenhill Capital Partners	Berkeley Square
Europe (Employees) LP	London	9,390,200 A Ordinary Shares	0
	W1J 6ER
		73,660,810 B Preference Shares	0

GCP Capital	7th Floor	29,729,118 A Preference Shares	7,111,893.33
Partners LLP
acting as manager for	Lansdowne House
Parallel Private	Berkeley Square
Equity Greenhill LP	London	9,885,300 A Ordinary Shares	0
	W1J 6ER
		77,544,681 B Preference Shares	0

Steven Gosling	5 Little Heath Lane	6,015,700 D Ordinary Shares	631,235.99
	Dunham Massey
	Altrincham
	Cheshire
	WA14 4TS

Andrew McEwan	15 Holly Road North	12,140,700 D Ordinary Shares	1,273,940.99
	Wilmslow
	Cheshire
	SK9 1LX

Estibaliz Asiain Sancho	Calle Monte Umbrio	6,125,000 D Ordinary Shares	642,705.00
	49 Urbanizacion Ciudalgolf
	28707 Cuidalcampo
	Madrid, Spain

28

SCHEDULE 2

Details of the Company and the Subsidiary Undertakings

Part A

The Company

Name:	Travel Entertainment Group Equity Limited

Former Names:	TEG Equity Limited

Number:	06646044

Date of Incorporation:	15/07/2008

Registered Office:	c/o DWF LLP
1 Scott Place
2 Hardman Street
Manchester
M3 3AA

Issued share capital:	27,000,000 A Ordinary Shares of £0.001 each

28,000,000 D Ordinary Shares of £0.001 each
81,200,000 A Preference Shares of £0.10 each
211,800,000 B Preference Shares of £0.10 each

Shareholders:	(1)	GCP Capital Partners LLP acting as manager for Greenhill Capital Partners Europe LP
	(2)	GCP Capital Partners LLP acting as manager for Greenhill Capital Partners Europe (Employees) LP
	(3)	GCP Capital Partners LLP acting as manager for Parallel Private Equity Greenhill LP
	(4)	Steven Gosling
	(5)	Andrew McEwan
	(6)	Estibaliz Asiain Sancho
	(7)	Howard Clark
	(8)	Simon Howard
	(9)	Rouba Korfali
	(10)	Adrian Lambert
	(11)	Flavia Nogueira
	(12)	Zoe Tierney
	(13)	Michael White
	(14)	Pamela McEwan
	(15)	Michelle Gosling
	(16)	Alexandra White
	(17)	Sarah Howard
	(18)	Matthew Bunker
	(19)	Alison Clark

Directors:	(1)	Steven Gosling
5 Little Heath Lane
Dunham Massey
Altrincham
Cheshire
WA14 4TS

29

	(2)	Estibaliz Asiain Sancho
Calle Monte Umbrio
49 Urbanizacion Cuidalgolf
28707 Cuidalcampo
Madrid
Spain

	(3)	Adam Maidment
18 Pandora Road
London
NW6 1TT

	(4)	Andrew McEwan
15 Holly Road North
Wilmslow
Cheshire
SK9 1LX

	(5)	George Brian Phillips
6 Abbotswood Drive
Weybridge
Surrey
KT13 0LT

Secretary:		DWF Secretarial Services Limited
1 Scott Place
2 Hardman Street
Manchester
M3 3AA

Accounting reference date:		31/12

Last accounts:		31/12/2012

Charges:	(1)	Guarantee and Debenture in favour of Barclays Bank Plc on 26/05/2010 secured over all monies due or to become due from the Company and/or all or any of the companies named therein to the chargee on any account whatsoever. Fixed and floating charge over the undertaking and all property and assets present and future, including goodwill, book debts, uncalled capital, buildings, fixtures, fixed plant and machinery.

	(2)	Debenture created in favour of HSBC Bank Plc on 06/12/2012 secured over all monies due or to become due from the Company to the chargee on any account whatsoever. Fixed and floating charge over the undertaking and all property and assets present and future, including goodwill, book debts, uncalled capital, buildings, fixtures, fixed plant and machinery.

30

Part B

Subsidiary Undertakings

Direct Subsidiary

Name:	Travel Entertainment Group Acquisitions Limited

Former Names:	TEG Acquisitions Limited

Number:	06646009

Date of Incorporation:	15/07/2008

Registered Office:	c/o DWF LLP
1 Scott Place
2 Hardman Street
Manchester
M3 3AA

Issued share capital:	290,000 ordinary shares of £1 each

Shareholder:	Travel Entertainment Group Equity Limited

Directors	(1) Steven Gosling
5 Little Heath Lane
Dunham Massey
Altrincham
Cheshire
WA14 4TS

(2) Adam Maidment
18 Pandora Road
London
NW6 1TT

(3) Andrew McEwan
15 Holly Road North
Wilmslow
Cheshire
SK9 1LX

Secretary:	DWF Secretarial Services Limited
1 Scott Place
2 Hardman Street
Manchester
M3 3AA

Accounting reference date:	31/12

Last accounts:	31/12/2012

Charges:	(1) Guarantee and Debenture in favour of Barclays Bank Plc on 26/05/2010 secured over all monies due or to become due from the Company and/or all or any of the companies named therein to the chargee on any account whatsoever. Fixed and floating charge over the undertaking and all property and assets present and future, including goodwill, book debts, uncalled capital, buildings, fixtures, fixed plant and machinery.

(2) Debenture created in favour of HSBC Bank Plc on 07/12/2012 secured over all monies due or to become due from the Company to the chargee on any account whatsoever. Fixed and floating charge over the undertaking and all property and assets present and future, including goodwill, book debts, uncalled capital, buildings, fixtures, fixed plant and machinery.

31

Indirect subsidiaries

Name:	Travel Entertainment Group Limited

Former Names:	Templeco 651 Limited

Number:	06024017

Date of Incorporation:	11/12/2006

Registered Office:	c/o DWF LLP
1 Scott Place
2 Hardman Street
Manchester
M3 3AA

Issued share capital:	816,649,359 ordinary shares of £0.01 each

Shareholder:	Travel Entertainment Group Acquisitions Limited

Directors:	(1) Steven Gosling
5 Little Heath Lane
Dunham Massey
Altrincham
Cheshire
WA14 4TS

(2) Estibaliz Asiain Sancho
Calle Monte Umbrio
49 Urbanizacion Cuidalgolf
28707 Cuidalcampo
Madrid
Spain

(3) Andrew McEwan
15 Holly Road North
Wilmslow
Cheshire
SK9 1LX

Secretary:	DWF Secretarial Services Limited
1 Scott Place
2 Hardman Street
Manchester
M3 3AA

Accounting reference date:	31/12

Last accounts:	31/12/2012

Charges:	(1) Guarantee and Debenture in favour of Barclays Bank Plc on 26/05/2010 secured over all monies due or to become due from the Company and/or all or any of the companies named therein to the chargee on any account whatsoever. Fixed and floating charge over the undertaking and all property and assets present and future, including goodwill, book debts, uncalled capital, buildings, fixtures, fixed plant and machinery.

(2) Debenture created in favour of HSBC Bank Plc on 07/12/2012 secured over all monies due or to become due from the Company to the chargee on any account whatsoever. Fixed and floating charges over the undertaking and all property and assets present and future, including goodwill, book debts, uncalled capital, buildings, fixtures, fixed plant and machinery.

32

Name:	IFE Holdings Limited

Former Names:	Templeco 523 Limited

Number:	04185773

Date of Incorporation:	23/03/2001

Registered Office:	c/o DWF LLP
1 Scott Place
2 Hardman Street
Manchester
M3 3AA

Issued share capital:	33,707 Ordinary Shares of £1 each

Shareholder:	Travel Entertainment Group Limited

Directors:	(1) Steven Gosling
5 Little Heath Lane
Dunham Massey
Altrincham
Cheshire
WA14 4TS

(2) Estibaliz Asiain Sancho
Calle Monte Umbrio
49 Urbanizacion Cuidalgolf
28707 Cuidalcampo
Madrid
Spain

(3) Andrew McEwan
15 Holly Road North
Wilmslow
Cheshire
SK9 1LX

Secretary:	DWF Secretarial Services Limited
1 Scott Place
2 Hardman Street
Manchester
M3 3AA

Accounting reference date:	31/12

Last accounts:	31/12/2012

Charges:	Debenture created in favour of HSBC Bank Plc on 07/12/2012 secured over all monies due or to become due from the Company to the chargee on any account whatsoever. Fixed and floating charges over the undertaking and all property and assets present and future, including goodwill, book debts, uncalled capital, buildings, fixtures, fixed plant and machinery.

33

Name:	IFE Services Limited

Former Names:	Hadenlink Limited

Number:	03395338

Date of Incorporation:	30/06/1997

Registered Office:	c/o DWF LLP
1 Scott Place
2 Hardman Street
Manchester
M3 3AA

Issued share capital:	3,350 Ordinary Shares of £1 each

Shareholder:	IFE Holdings Limited

Directors:	(1) Steven Gosling
5 Little Heath Lane
Dunham Massey
Altrincham
Cheshire
WA14 4TS

(2) Estibaliz Asiain Sancho
Calle Monte Umbrio
49 Urbanizacion Cuidalgolf
28707 Cuidalcampo
Madrid
Spain

(3) Andrew McEwan
15 Holly Road North
Wilmslow
Cheshire
SK9 1LX

(4) Howard Clark
134 Bare Lane
Morecambe
Lancashire
LA4 6RS

Secretary:	DWF Secretarial Services Limited
1 Scott Place
2 Hardman Street
Manchester
M3 3AA

Accounting reference date:	31/12

Last accounts:	31/12/2012

Charges:	(1) Legal Charge created in favour of Barclays Bank Plc on 17/08/2007 over all monies due or to become due from the Company to the chargee on any account whatsoever. F/H Unit 1 Haig Road, Parkgate Industrial Estate, Knutsford, Cheshire, T/NO CH205013.

(2) Guarantee and Debenture in favour of Barclays Bank Plc on 26/05/2010 secured over all monies due or to become due from the Company and/or all or any of the companies named therein to the chargee on any account whatsoever. Fixed and floating charge over the undertaking and all property and assets present and future, including goodwill, book debts, uncalled capital, buildings, fixtures, fixed plant and machinery.

(3) Debenture created in favour of HSBC Bank Plc on 07/12/2012 secured over all monies due or to become due from the Company to the chargee on any account whatsoever. Fixed and floating charges over the undertaking and all property and assets present and future, including goodwill, book debts, uncalled capital, buildings, fixtures, fixed plant and machinery.

34

Name:	IFE Services Germany Limited

Former Names:	PMG TEG Holdco Limited

Number:	08010946

Date of Incorporation:	29/03/2012

Registered Office:	c/o DWF LLP
1 Scott Place
2 Hardman Street
Manchester
M3 3AA

Issued share capital:	2 ordinary shares of £1 each

Shareholder:	IFE Services Limited

Directors:	(1) Steven Gosling

(2) Andrew McEwan

Secretary:	N/A

Accounting reference date:	31/03

Last accounts:	Not yet filed.

Charges:	N/A

35

Name:	IFE Services (USA), Inc

Former Names:	None

Number:	EIN: 77-0692120

Date of Incorporation:	21st June 2007

Registered Office:	Principal place of business and CA address for Service of Process

21062 Bake Parkway, Lake Forest, CA 92630, USA

Issued share capital:	1,000 x $0.01 shares = $10.

Shareholder:	IFE Holdings Limited

Directors:	(1) Steven Gosling

(2) Andrew McEwan

Victor Hernandez is listed on the tax return under compensation of officers, but is not on the annual Delaware return as an official “Officer”.

Accounting reference date:	31st December

Last accounts:	31st December 2012

Charges:	None

36

Name:	In flight Entertainment Spain SL

Former Names:	N/A

Number:	Mercantile Registry of Madrid

Volume: 20.454

Folio: 143

Section: 8

Leaf: M-361813

Inscription: 1st

Date of Incorporation:	23/09/2004

Registered Office:	C/ Conde de Peñalver, 38-5ª
28006 Madrid, Spain

Issued share capital:	3.100 Ordinary Shares of € 1 nominal value each = 3.000 €

Shareholder:	IFE Holdings Limited

Directors:	(1) Steven Gosling
5 Little Heath Lane
Dunham Massey
Altrincham
Cheshire
WA14 4TS

(2) Andrew McEwan
15 Holly Road North
Wilmslow
Cheshire
SK9 1LX

Secretary:	------

Accounting reference date:	31/12

Last accounts:	31/12/2012

Charges:	------

37

Name:	Transmedia Publicidad SL

Former Names:	None

Number:	Mercantile Registry of Madrid

Volume: 21.350

Folio: 199

Section: 8

Leaf: M-379472

Inscription: 1st

Date of Incorporation:	06/04/2005

Registered Office:	C/ Conde de Peñalver, 38-5ª
28006 Madrid, Spain

Issued share capital:	101 Ordinary Shares of € 30,06 each

Shareholder:	In flight Entertainment Spain SL

Directors:	(1) Steven Gosling
5 Little Heath Lane
Dunham Massey
Altrincham
Cheshire
WA14 4TS

(2) Andrew McEwan
15 Holly Road North
Wilmslow
Cheshire
SK9 1LX

Secretary:

Accounting reference date:	31/12

Last accounts:	31/12/2012

Charges:

38

Name:	IFE Services Asia Pacific PTE Limited

Former Names:

Number:	200912405N

Date of Incorporation:

Registered Office:	2 Kallang Pudding Road,#06-10 Mactech building, Singapore, 349307

Issued share capital:	1 x SGD 1 share

Shareholder:	IFE Holdings Limited

Directors:	(1) Steven Gosling

(2) Andrew McEwan

(3) Estibaliz Asian

(4) Ha Wenjie

Secretary:	Ha Wenjie

Accounting reference date:	31st December

Last accounts:	31st December 2011

Charges:	None

39

Name:	Oceans TV, Inc

Former Names:	None

Number:	EIN: 20-8597379

Date of Incorporation:	13th February 2007

Registered Office:	21062 Bake Parkway, Lake Forest, CA 92630, USA

Issued share capital:	$10

Shareholder:	IFE Holdings Limited

Directors:	(1) Steven Gosling

(2) Andrew McEwan

Accounting reference date:	31st December

Last accounts:	31st December 2012

Charges:	None

40

Name:	The In-Flight Entertainment Company Limited

Former Names:	Dotgift Limited

Number:	02363496

Date of Incorporation:	21/03/1989

Registered Office:	c/o DWF LLP
1 Scott Place
2 Hardman Street
Manchester
M3 3AA

Issued share capital:	2 ordinary shares

Shareholder:	IFE Services Limited

Directors:	(1) Steven Gosling
5 Little Heath Lane
Dunham Massey
Altrincham
Cheshire
WA14 4TS

(2) Andrew McEwan
1 Cranford Drive
Knutsford Business Park
WA16 8ZR

Secretary:	DWF Secretarial Services Limited
1 Scott Place
2 Hardman Street
Manchester
M3 3AA

Accounting reference date:	31/12

Last accounts:	31/12/2012

Charges:	(1) Debenture created in favour of Barclays Bank Plc on 30/09/1996 secured over all monies due or to become due from the Company to the chargee on any account whatsoever. Fixed and floating charges over the undertaking and all property and assets present and future, including goodwill, book debts, uncalled capital, buildings, fixtures, fixed plant and machinery.

41

Name:	IFE Services SA (PTE) Limited

Former Names:	IFE Services SA Proprietary Limited

Number:	2011/008595/07

Date of Incorporation:	15th April 2011

Registered Office:	87A, 9th Street, Parkhurst, Johannesburg, 2196

Issued share capital:	120 x 1 ZAR shares

Shareholder:	(1) IFE Services Limited	89 shares

	(2) Tebogo Patrick Selokane	21 shares

	(3) Unati Gwija	10 shares

Directors:	(1) Steven Gosling

(2) Andrew McEwan

(3) Tebogo Patrick Selokane

(4) Unati Gwija

Secretary:	KPMG Services Proprietary Limited
KPMG Forum
1226 Schoeman St
Hatfield
0083

Accounting reference date:	31st December

Last accounts:	None since incorporation

Charges:	None

42

49% Share in Joint Venture

Name:	Donica Inflight Entertainment Services Inc

Former Names:	None

Number:	45-2385828

Date of Incorporation:	20th May 2011

Registered Office:	21062 Bake Parkway, Lake Forest, California, 92630, USA

Issued share capital:	100 x USD 0.01 = $1

Shareholder:	Donica International, Inc x 51 shares

IFE Services (USA), Inc x 49 shares

Directors:	(1) Steve Gosling

Secretary:	(1) Guy Kennett

Accounting reference date:	31st December

Last accounts:	None filed

Charges:	None

43

SCHEDULE 3

Intellectual property

Part A

Trade marks

The Company has no registered trade marks.

Part B

Domain Names

Domain	Renewal Date
ifeservices.co.uk	02/04/2014
ifeservices.com	23/07/2014
oceanstv.com	14/02/2014
travelentertainmentgroup.com	15/02/2014
travelentertainmentgroup.es	01/06/2014
travelentertainmentgroup.cn	01/06/2014
travelentertainmentgroup.sg	01/06/2014
ifeservices.es	01/06/2014
ifeservices.cn	01/06/2014
ifeservices.sg	01/06/2014
donicaifes.com	01/06/2014
hollywoodatsea.com	01/06/2014
theinflightentertainment.com	01/06/2014
theinflightentertainment.co.uk	01/06/2014

44

SCHEDULE 4

Warranties

Part 1

General

1.	DISCLOSURE OF INFORMATION

The factual information set out in schedule 2 is accurate and not misleading.

2.	CAPACITY AND OWNERSHIP OF SHARES

2.1	Each Warrantor has full power and authority and has taken all action necessary to execute and deliver and to exercise his rights and perform his obligations under this agreement and each of the documents in the agreed form to be executed on or before Completion.

2.2	None of the Warrantors has any interest, directly or indirectly, in any business other than that now carried on by any Group Company which is competitive with the business of any Group Company.

2.3	The Sale Shares and the D Minority Shares constitute the whole of the allotted and issued share capital of the Company, are fully paid and have been properly allotted and issued. The issued shares of each Subsidiary Undertaking specified in schedule 2 constitute the whole of the allotted and issued share capital of the Subsidiary Undertaking concerned, are fully paid and have been properly allotted and issued.

2.4	There is no Encumbrance on, over or affecting the shares in the Subsidiary Undertakings or any shares in the capital of the Company and/or any Subsidiary Undertaking and there is no agreement or commitment to give or create any Encumbrance and no claim has been made by any person to be entitled to an Encumbrance in relation to such share capital.

2.5	There is no litigation, arbitration, prosecution, administrative or other legal proceedings or dispute in existence or, so far as the Warrantors are aware, threatened against any of the Warrantors in respect of the Sale Shares held by them or any other shares held in the Company by any other shareholder or against any Group Company in respect of the shares in the Subsidiary Undertakings or the entitlement of any shareholder in the Company to dispose of their shares in the Company or any Group Company's ownership of the shares in the Subsidiary Undertakings.

2.6	Other than this agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to any person of the right (whether conditional or not) to require the allotment, issue, transfer, redemption or repayment of, any shares in the capital of, or loan capital in, any Group Company (including, without limitation, an option or right of pre-emption or conversion).

2.7	The Company has not exercised nor purported to exercise or claimed any lien over the Sale Shares held by the Sellers or so far as the Warrantors are aware any other shares in the Company.

3.	ACCOUNTS AND MANAGEMENT ACCOUNTS

Accounts

45

3.1	The Accounts have been prepared and audited in accordance with UK GAAP at the time they were audited and give a true and fair view of the financial position and state of affairs of each of the Group Companies to which they relate as at the Accounts Date and of the profits and losses for the period covered by the Accounts..

3.2	Except as noted in the Accounts, the Accounts have been prepared and audited on a basis consistent with the accounting policies used in the preparation of the audited accounts of each of the Group Companies for the two preceding financial years.

3.3	The audited balance sheets and profit and loss accounts for those Group Companies where such accounts have been audited for the financial years of the Company ended on the Accounts Date complied with the requirements of all relevant laws then in force and with Accounting Standards and with UK GAAP then in force.

3.4	Except as stated in the audited balance sheets and profit and loss accounts of the Accounts, no material changes in the policies of accounting have been made therein for any of those financial periods.

3.5	The Accounts make full and proper provision in accordance with UK GAAP for (or, if appropriate, disclose by way of note) all assets and liabilities and all capital and financial commitments of the Group Companies to which they relate as at or on the Accounts Date.

3.6	The Accounts make adequate provision in accordance with UK GAAP for (or, if appropriate, disclose by way of note):

(a)	contingent assets;

(b)	liabilities whether actual, contingent, unquantified or disputed;

(c)	guarantees;

(d)	any amounts written off against the value of assets; and

(e)	bad and doubtful debts.

Management Accounts

3.7	The Management Accounts have been carefully prepared in good faith and on a basis consistent with the previous monthly management accounts of the Group over the 12 month period ending on the day preceding the period to which the Management Accounts relate and fairly present the state of affairs of each of the Group Companies as at the Locked Box Date and of the profits and losses for the period ended on such date and are not materially misstated.

4.	POSITION SINCE THE ACCOUNTS DATE

Since the Accounts Date:

4.1	the business of each Group Company has been carried on in in the ordinary and usual course without material interruption or material alternation in its nature, scope or manner and so as to maintain each Group Company as a going concern;

4.2	no Group Company has allotted or issued or agreed to allot or issue any share or loan capital;

4.3	there has been no material deterioration in the turnover or gross profit of the Group;

46

4.4	none of the Group Companies has acquired or disposed of or agreed to acquire or dispose of any business or any asset having a value in excess of £25,000 (excluding VAT) or assumed or acquired any material liability, obligation or expense having a value in excess of £25,000 (excluding VAT) (including a contingent liability) otherwise than in the ordinary course of business;

4.5	none of the Group's top 10 suppliers by reference to the Group's cost of sales in the Company's last financial year have threatened to commence legal proceedings against any Group Company in relation to the relevant Group Company's payment and timing of payment for any such supplies;

4.6	no debtor (the book value of whose debt exceeded £10,000) has been released by any Group Company on terms that he pays less than the book value of his debt (other than agreed discounts for early settlement in the ordinary course of business), and no such debt owing to any Group Company has, so far as the Warrantors are aware, been subordinated or written off or has proved, to any extent, irrecoverable;

4.7	no Group Company has changed their policies or practices as to collection of debtors or payment of creditors and there has been no acceleration of payments or accruals thereof;

4.8	no Group Company has made payments or transferred assets (other than in the ordinary course of business and on arm’s length commercial terms) to, or assumed or indemnified liabilities for the benefit of, a Seller or any person Connected with a Seller;

4.9	no Group Company has dismissed or given notice of termination to any Employee earning more than £50,000 per annum (a "Senior Employee") (unless circumstances exist justifying summary dismissal) or made any material change in the employment terms of a Senior Employee;

4.10	no Group Company has employed any person as a Senior Employee;

4.11	all payments, receipts and invoices of any Group Company have, so far as the Warrantors are aware, been fully and accurately recorded in all material respects in the books of the relevant Group Company in accordance with the usual practice of that Group Company and as required by Applicable Law;

4.12	there has not been any capitalisation of reserves of any Group Company and no Group Company has repaid any loan capital in whole or in part nor has it, by reason of any default by it in its obligations, become bound or liable to be called upon to repay prematurely any loan capital;

4.13	there has been no resolution of or agreement by the members of any Group Company or any class thereof (except as duly filed at Companies House or as provided in this agreement or with the prior written consent of the Buyer) and in particular there has been no capital reorganisation, purchase of own shares by any Group Company, any redemption or cancellation of shares of any Group Company or other change in the capital structure of any Group Company,

4.14	the Company has not declared or paid any dividend or other distribution to its shareholders;

4.15	no Group Company has changed its accounting reference period;

4.16	no supplier to or customer of any Group Company who accounted for more than 5% of the Group's annual turnover in the last financial year has ceased to trade with the Group or, so far as the Warrantors are aware, notified any Group Company of its intention to do so and the Group's business has not been materially affected by any change in the terms of business with such a supplier or customer and, so far as the Warrantors are aware, no Group Company has been notified of any such proposed change; and

47

4.17	no Group Company has borrowed or raised any money or taken up any financial lending facilities.

5.	LICENCES AND CONSENTS

The Group has obtained all material licences, permissions, authorisations and consents required to own and operate its assets and for the proper carrying on of its business as carried on up to and including the date of this agreement. So far as the Warrantors are aware, all such licences, permissions, authorisations and consents are in full force and effect and no Group Company is in breach of any of the terms and conditions attached thereto and, so far as the Warrantors are aware, there are no circumstances which indicate that any of such licences, permissions, authorisations or consents may be revoked or not renewed in the ordinary course of events.

6.	ASSETS

6.1	Each Group Company owns free from Encumbrance all assets necessary to carry on its business in all material respects as carried on at the date of this agreement.

6.2	All the material property and assets which are described and included in the Accounts or which are used in connection with the business of the Group are:

(a)	legally and beneficially owned by the Group;

(b)	in the possession or under the control of the Group;

(c)	free from all Encumbrances and there is not any agreement or commitment to give or create, and no claim has been made by any person entitled to any Encumbrance; and

(d)	situated at the Property or otherwise in the possession or under the control of the Group.

6.3	None of the assets referred to in paragraph 6.1 of this schedule 4 are the subject of any assignment, royalty, overriding royalty, factoring arrangement, leasing or hiring agreement, hire purchase agreement for payment on deferred terms or any similar agreement or arrangement.

6.4	So far as the Warrantors are aware, no Group Company has ever been a party to any transaction with any third party or parties which, in the event of any such third party going into liquidation or an administration order or a bankruptcy order being made in relation to it or him, would constitute (in whole or in part) a transaction at an undervalue or part of a general assignment of debts, under sections 238 to 245 (inclusive) and 339 to 344 (inclusive) of the Insolvency Act 1986.

7.	INSURANCE

7.1	Details of the extant insurance cover taken out by the Group are set out in the Data Room all of which policies of insurance are, so far as the Warrantors are aware, in effect.

7.2	Each Group Company has at all material times been and is at the date of this agreement insured against accident, occurrence, damage, injury (including death therefrom), third party loss (including, but not limited to, product liability), credit risk, loss of profit, wrongful acts, errors and omissions (including, but not limited to, by directors and officers), environmental liability and such insurance is for the full replacement value and contains no provision for deduction or excess.

48

7.3	So far as the Warrantors are aware, no Group Company has done or omitted to do or suffered anything to be done or not to be done which has or might render any policies of insurance taken out by it or by any other person in relation to any of the Group's assets void or voidable or which would or might result in an increase in the rate of premiums on the said policies and there are no claims outstanding and no circumstances which the Warrantors are aware give rise to any claim under any of such policies of insurance.

8.	RECORDS

All the accounts, books, registers, ledgers and financial and other material records of whatsoever kind of each Group Company (including all invoices and other records required for VAT purposes) are up to date, in its possession or under its control and have been properly kept and compiled in all material respects in accordance with all Applicable Laws and so far as the Warrantors are aware there are no material discrepancies or inaccuracies contained or reflected therein.

9.	CONFIDENTIAL INFORMATION

9.1	No Group Company uses any processes and, so far as the Warrantors are aware is engaged in any activities which involve the misuse of any confidential information belonging to any third party.

9.2	No Group Company is aware of any actual or alleged misuse by any person of any of its confidential information.

9.3	No Group Company has disclosed to any person any of its confidential information except where such disclosure was properly made in the normal course of the Group's business and was made subject to an agreement under which the recipient is obliged to maintain the confidentiality of such confidential information and is restrained from further disclosing or using it other than for the purposes for which it was disclosed by the relevant Group Company.

10.	INTELLECTUAL PROPERTY

10.1	A Group Company is the sole registered proprietor of all the registered Group Intellectual Property set out in schedule 3.

10.2	All registered Group Intellectual Property used by any Group Company is set out in schedule 3 and a Group Company is the registered proprietor of all such domain names.

10.3	The particulars as to registration (and applications therefor) of registered Group Intellectual Property owned by any Group Company as set out in schedule 3 are true and accurate and not misleading in any material respect.

10.4	The Group Intellectual Property that is material to the business of the Group is subsisting. The Group Intellectual Property registered or subsisting in the United Kingdom that is material to the business of the Group is valid and enforceable and as far as the Warrantors are aware, any Group Intellectual Property registered or subsisting in any other jurisdiction that is material to the business of the Group is valid and enforceable.

49

10.5	The Group Intellectual Property owned by any Group Company has not been and is not the subject of any pending or, so far as the Warrantors are aware, threatened proceedings, actions or claims impugning the title, validity or enforceability of such Group Intellectual Property, and there are, and have been, no proceedings, actions or claims for opposition, cancellation, revocation or rectification of such Group Intellectual Property by any person (including, without limitation, from any employees or former employees of the Group) and there are no facts or matters of which the Warrantors are aware which might give rise to any such proceedings or to any threat to the validity or enforceability of such Group Intellectual Property owned by any Group Company.

10.6	So far as the Warrantors are aware, no Group Company is engaged in any activities which, and none of the Group's activities, processes or products or the Group Intellectual Property owned by a Group Company, infringe any Intellectual Property or other rights belonging to or vested in any third party, nor have any such rights been so infringed in the three year period preceding Completion. There are no outstanding claims or, so far as the Warrantors are aware, threatened against any Group Company for infringement of any Intellectual Property used (or which has been used) by it and no such claims have been settled by the giving by any Group Company of any undertakings which remain in force.

10.7	None of the Warrantors nor any Group Company has disclosed, nor is obliged to disclose, any know how owned by any Group Company to any third party, other than those of any Group Company's officers or employees or any other third party who are bound by obligations of confidence. Save for officers or employees of a relevant Group Company or manufacturers of goods (or component parts of goods) sold by a Group Company, no third party has had access to any of such know how where it is not bound by obligations of confidence. No Group Company is restricted in their ability to use, or to disclose to any third party, any information or know how.

11.	COMPUTER SYSTEM

11.1	None of the Group's records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic processes whether computerised or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of a Group Company.

11.2	So far as the Warrantors are aware, the Computer System has been satisfactorily maintained.

11.3	Each Group Company has duly complied with and currently complies with all requirements under the Data Protection Legislation including, without limitation:

(a)	the data protection principles set out under the Data Protection Act 1998;

(b)	requests from individuals for access to personal data held by it;

(c)	the requirements relating to the registration and/or notification of processing of personal data;

(d)	where necessary, under the Data Protection Act 1998, the consent of the data subjects to the processing of personal data relating to them has been obtained.

11.4	The Computer System (and each part of it) has functioned in a manner which has not caused any material disruption to the business of the Group since being installed (except for pre-planned maintenance shut downs) and so far as the Warrantors are aware, the Computer System has the capacity and performance features necessary to fulfil the requirements of the Group at Completion and is not in need of renewal or replacement in the immediate future to satisfy the requirements of the business of the Group as currently carried on.

50

11.5	No Group Company has received a notice from or been subject to enquiries by the Data Protection Registrar or Commissioner regarding non-compliance or alleged non-compliance by the relevant Group Company with any provision of the Data Protection Legislation (including, without limitation, the data protection principles set out in the Data Protection Act 1998).

11.6	No individual has alleged that any Group Company has failed to comply with the provisions of the Data Protection Legislation or claimed compensation from any Group Company under the Data Protection Legislation, including for unauthorised disclosure of personal data.

12.	EMPLOYEES

12.1	None of the Employees has given or received notice terminating his employment or will be entitled to give notice as a result of the provisions of this agreement. No Employee is entitled to receive any payment as a consequence of the transaction to be effected by this agreement.

12.2	The Data Room contains a schedule of all Employees as at the Completion Date and true and accurate details of:

(a)	the dates of commencement of employment and notice periods of, and details of all remuneration payable (including, without limitation, incentives, bonuses, profit-sharing arrangements and share option schemes) and benefits provided to all such Employees; and

(b)	where an Employee has been continuously absent from work (for reason other than permitted holiday, compassionate, maternity or paternity leave) for more than one month, in aggregate, in any period of 12 months, the reason for such absence.

Other than the details of Employees set out in the Data Room there are no other employees employed by any Group Company.

12.3	There is not in existence any contract of employment with any Director or Employee (or any contract for services with any individual) which cannot be terminated by the relevant Group Company giving three months' notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal) or which is in suspension or has been terminated but is capable of being revived or enforced or in respect of which the relevant Group Company has a continuing obligation.

12.4	No Group Company is involved in any disputes and, so far as the Warrantors are aware, there are no circumstances which may result in any dispute involving any of the officers or employees or former employees of any Group Company.

12.5	There is no agreement or arrangement between any Group Company and any of the Employees with respect to the termination of his employment which is not included in the written terms of his employment.

12.6	Since the Accounts Date, no change has been made in the terms of employment by any Group Company (other than those required by law) of any of the Employees and no Group Company is obliged to increase and has not made provision to increase the total annual remuneration payable to the Employees.

51

12.7	No Group Company has entered into any recognition agreement with a trade union nor has it done any act which may be construed as recognition.

12.8	Within the two years preceding Completion, no Group Company has been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006).

12.9	No amounts due to or in respect of any of the officers or employees or former employees of any Group Company (including PAYE and national insurance and pension contributions) are overdue.

12.10	No monies or benefits other than in respect of accrued contractual emoluments or annual bonuses are payable to any of the Employees and, so far as the Warrantors are aware, there is not at present a claim, occurrence or state of affairs which may hereafter give rise to a claim against any Group Company arising out of the employment or termination of employment of any employee or former employee for compensation for loss of office or employment or otherwise and whether under the Employment Rights Act 1996, Equality Act 2010, Race Relations Act 1976, Equal Pay Act 1970, Sex Discrimination Act 1975, Sex Discrimination Act 1986, Disability Discrimination Act 1995, Working Time Regulations 1998, National Minimum Wage Act 1998 and the regulations made under such acts or regulations or any other act or otherwise.

12.11	There are no persons engaged as independent contractors whose working patterns would enable them to allege that their proper status is as an employee.

13.	CONTRACTS

13.1	There are set out in the Data Room true, accurate and complete copies of:

(a)	the Licence Agreements; and

(b)	all agreements (or where no written agreement exists, a description of the principal payment terms of such agreement) between any Group Company and those of its customers which in the period comprising the last financial year of the Group have accounted for gross revenue in excess of 10% of the total revenue of the Group,

(together "Material Contracts").

13.2	So far as the Warrantors are aware, no Group Company is a party to or subject to:

(a)	any agreement or arrangement which is material in the context of the business of the Group between any Group Company and any third party which the signature or performance of this agreement will contravene or under which the third party will acquire a right of termination or any option solely as a result of the signature or performance of this agreement;

(b)	any agreement or arrangement entered into by any Group Company otherwise than by way of bargain at arm's length or which was made between the relevant Group Company and any of its suppliers, distributors, agents, customers or employees otherwise than in the ordinary course of business;

(c)	any agreement or arrangement which is material in the context of the business of the Group and which is known to the Warrantors to be unprofitable (that is to say known to be likely to, or the Warrantors believe it will, result in a loss to the Group on completion of performance) or (other than the Material Contracts) of a long-term nature (that is to say incapable of complete performance in accordance with its terms within 12 months after the date on which it was entered into or undertaken);

52

(d)	any agreement or arrangement which involves delegation of any power under a power of attorney or authorisation of any person (as agent or otherwise) to bind or commit any Group Company to any obligation;

(e)	any agreement or arrangement which restricts the freedom of a Group Company to carry on its business in any part of the world or to use or exploit any of its assets, in each case in such manner as it may think fit;

(f)	any agreement or arrangement which will result in a loss to a Group Company upon completion of performance or fulfilment of a Group Company’s obligations thereunder, including, without limitation, any agreement in respect of which a Group Company has not fulfilled any minimum price, fee or quantity guarantees; or

(g)	any agreement or arrangement which is on unduly or abnormally onerous terms.

13.3	Neither the relevant Group Company nor, so far as the Warrantors are aware, any party to a Material Contract is in default of a Material Contract, being a default which is likely to have a material and adverse effect on the financial or trading position of the Group and, so far as the Warrantors are aware, there are no circumstances likely to give rise to such a default.

13.4	So far as the Warrantors are aware, no breach of contract, event or omission has occurred in respect of any Material Contract which would entitle any third party to terminate, rescind, avoid or repudiate such Material Contract or to call in any money before the date on which payment thereof would normally or otherwise be due and no Group Company has given or received notice of intention to terminate, rescind, avoid or repudiate any of the Material Contracts.

14.	JOINT VENTURES ETC

No Group Company is:

14.1	a party to any joint venture, consortium, partnership or profit-sharing arrangement or agreement; or

14.2	a member of any partnership, trade association, society or other group whether formal or informal and whether or not having a separate legal identity and no such body has any material influence over the business of the Group as now carried on.

15.	BORROWINGS

15.1	No Group Company has outstanding:

(a)	any borrowing or indebtedness in the nature of borrowing including any bank overdrafts, liabilities under acceptances (otherwise than in respect of normal trade bills) and acceptance credits other than trade indebtedness arising in the ordinary course of business;

(b)	any guarantee, indemnity or undertaking (whether or not legally binding) to procure the solvency of any person or any similar obligation; or

(c)	any Encumbrance or any obligation (including a conditional obligation) to create an Encumbrance.

53

15.2	No Group Company is owed any sums other than trade debts incurred in the ordinary course of business.

16.	TRADING

16.1	There is not outstanding any liability or claim against any Group Company nor so far as the Warrantors are aware, are there any facts, matters or circumstances which could give rise to a liability or claim against any Group Company in relation to any goods or services for which any Group Company is or may be or become liable or responsible in the course of its business.

16.2	No dispute or complaint exists or, so far as the Warrantors are aware, has been threatened between any Group Company and any customer, client, distributor, supplier or consumer as to defects in products provided by the relevant Group Company. Where such disputes or complaints do exist the relevant Group Company's potential losses are fully covered by a valid insurance policy which exists for the Group Company's benefit and nothing has been done or omitted to be done to invalidate such insurance policies.

16.3	No Group Company has given any guarantee, indemnity, surety or form of comfort in respect of goods or services supplied or contracted to be supplied by it save for any guarantee implied by law or pursuant to a customer's standard terms of purchase or any Licence Agreement and (save as aforesaid) has not accepted any material liability or obligation in respect of any goods or services that would apply after any such goods or services have been supplied by it.

17.	LITIGATION, OFFENCES AND COMPLIANCE WITH STATUTES

17.1	Otherwise than as claimant in the collection of debts arising in the ordinary course of business (none of which exceed £10,000), no Group Company or, so far as the Warrantors are aware, any person for whose acts or defaults any Group Company may be vicariously liable is claimant, defendant or otherwise a party to any litigation, arbitration or administrative proceedings which are in progress or, so far as the Warrantors are aware, are threatened or pending by or against or concerning any Group Company or any of its assets and no Group Company is being prosecuted for any criminal offence and no governmental or official investigation or inquiry concerning the business or officers of any Group Company or any of its assets is in progress or, so far as the Warrantors are aware, threatened or pending and, so far as the Warrantors are aware, there are no circumstances which are likely to give rise to any such proceedings, investigation or inquiry.

17.2	No Group Company nor, so far as the Warrantors are aware, any of its officers, agents or employees (during the course of their duties in relation to the business of the Group) has committed or omitted to do any act or thing (ignoring road traffic offences for which no custodial sentence has been imposed or, so far as the Warrantors are aware, likely to be imposed and parking or congestion charge fines) the commission or omission of which is or could be in contravention of any statutory obligation or any other law of the United Kingdom or any other country giving rise to any fine, penalty, default proceedings or other liability in relation to the business or officers of the Group or any of its assets or any judgment or decision which would materially affect the financial or trading position or prospects of the Group.

17.3	No Group Company has done or agreed to do anything as a result of which either any investment or other grant paid to any Group Company is or may be liable to be refunded in whole or in part or any such grant for which application has been made by it will or may not be paid or may be reduced.

17.4	To the best of the Warrantors' knowledge, information and belief:

54

(a)	none of the assets owned by the Group has been acquired with monies representing the proceeds of crime; and

(b)	no Group Company has at any time received monies representing criminal proceeds.

17.5	Each Group Company has in place adequate procedures in line with the guidance published by the Secretary of State under section 9 of the Bribery Act 2010 designed to prevent their Associated Persons from undertaking conduct which would constitute an offence under the Bribery Act 2010.

18.	RESTRICTIVE AGREEMENTS AND COMPETITION

18.1	No Group Company or any Employee in the course of carrying out his duties on behalf of a Group Company has been party to or involved in any agreement, understanding, arrangement, concerted practice or conduct which infringe or have infringed nor are there any circumstances of which the Warrantors are aware which may give rise to the infringement of any of:

(a)	the Competition Act 1998;

(b)	the Enterprise Act 2002;

(c)	Articles 101 and 102 of the Treaty on the Functioning of the European Union; or

(d)	any other competition or anti-trust legislation or regulations which apply or have applied in the EEA or within any jurisdiction within the EEA or any other jurisdiction in the world.

18.2	No Group Company or any Employee in the course of carrying out his duties on behalf of a Group Company has ever been the subject of any investigation, inquiry or complaint by, or threat of the same from, any governmental entity, including the European Commission and the Office of Fair Trading.

18.3	There are no agreements in force to which any Group Company is a party the terms of which restrict the freedom of any Group Company to provide and take products, goods and services or to otherwise conduct its trade and business by such means, and from and to such persons, as it may, from time to time, think fit.

19.	SUBSIDIARIES

The Company has not since its incorporation had any subsidiary or subsidiary undertaking apart from the Subsidiary Undertakings and has not been the subsidiary of any other company and the Company is not the legal or beneficial owner of any shares of any other company other than the Subsidiary Undertakings.

20.	ADMINISTRATION

20.1	Every document required by the Companies Act or Companies Act 1985 (whichever was in force at the relevant time) has been duly filed and compliance has been and is being made in all material respects by the Group Companies with the Companies Act or Companies Act 1985 (whichever was in force at the relevant time).

20.2	The copy of the memorandum and articles of association of each Group Company set out in the Data Room or annexed to the Disclosure Letter is accurate and complete in all respects, includes copies of all resolutions and documents required to be incorporated therein and fully sets out all rights attaching to each class of the share capital of such Group Company and the register of members and other statutory registers of each Group Company have been properly kept in all material respects and contain a true, accurate and complete record of all the matters which should be dealt with therein and no notice or allegation that any of the same is incorrect or should be rectified has been received by any Group Company.

55

20.3	Each Group Company is validly existing and is entitled to carry on the business now carried on by it.

20.4	No Group Company has given any power of attorney or any other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment or do anything on its behalf (other than any authority of Directors or Employees to enter into routine trading contracts in the normal course of their duties or bank mandates).

21.	INSOLVENCY

21.1	No resolution has been passed nor meeting called to consider such resolution, no petition has been presented and no order has been made for the winding up of or for the appointment of a provisional liquidator to any Group Company (or for any equivalent procedure in any foreign jurisdiction).

21.2	No petition has been presented and no application has been made to court for an administration order in respect of any Group Company and no notice of an intention to appoint an administrator of any Group Company has been given or filed (or for any equivalent procedure in any foreign jurisdiction).

21.3	No liquidator, administrator, receiver, receiver and manager, administrative receiver or similar officer (or any equivalent officer in any foreign jurisdiction) has been appointed in relation to any Group Company or in relation to the whole or any part of its assets, rights or revenues.

21.4	In relation to each Group Company:

(a)	no voluntary arrangement (or any equivalent procedure in any foreign jurisdiction) has been proposed or implemented under section 1 of the Insolvency Act 1986;

(b)	no scheme of arrangement (or any equivalent procedure in any foreign jurisdiction) has been proposed or implemented under Part 26 of the Companies Act;

(c)	no scheme for the benefit of creditors has been proposed or implemented, whether or not under the protection of the court and whether or not involving a reorganisation or rescheduling of debt; and

(d)	no proceedings have been commenced under any law, regulation or procedure relating to the reconstruction or adjustment of debts.

21.5	No Group Company has stopped or suspended payment of its debts, and no Group Company is unable to pay its debts within the meaning of section 123(1) of the Insolvency Act 1986.

21.6	As far as the Warrantors are aware, none of the assets of any Group Company have been the subject of any transaction that may be challenged by a liquidator or administrator under the Insolvency Act 1986 (or any equivalent procedure in any foreign jurisdiction).

56

21.7	No distress, execution or other process has been levied on an asset of any Group Company and no unsatisfied judgment, order or award is outstanding against any Group Company.

21.8	No action has been or is being taken by the Registrar of Companies (or any equivalent authority in any foreign jurisdiction) to strike any Group Company off the register under section 1000 of the Companies Act and no application for the same has been made by any Group Company under section 1003 of the Companies Act (or any equivalent legislation in any foreign jurisdiction).

21.9	None of the Warrantors are bankrupt and as far as the Warrantors are aware no petition has been presented to make any of them bankrupt.

21.1	None of the Warrantors is aware of any circumstances which are likely to give rise to any of the matters set out in this paragraph 21.

22.	PROPERTY MATTERS

22.1	The Property comprises:

(a)	all the land and premises of whatever tenure owned, occupied or otherwise used by the Group whether in the United Kingdom or elsewhere; and

(b)	all the estate, interest, right and title whatsoever (including for the avoidance of any doubt interests in the nature of options, rights of pre-emption or other contractual relationships) of the Group in respect of any land or premises.

22.2	Copies of all material documents relating to the title to the Property are contained in the Data Room. The title deeds to the Property are in the Group's possession and the title deeds to be delivered to the Buyer on Completion will consist of original documents or properly marked and examined abstracts.

23.	ENCUMBRANCES RELATING TO THE PROPERTY

23.1	The Property is not subject to any liability for the payment of any outgoings, other than national non-domestic rates, water and sewerage services charges and insurance premiums and rents and service charges.

23.2	The Group's interest in the Property is not subject to any agreement or right to acquire the same nor any option, right of pre-emption or right of first refusal and there is no intention to enter into any such agreement or arrangement.

23.3	The Group's interest in the Property is not subject to any mortgage, or charge created by any member of the Group whether securing the repayment of monies or otherwise.

24.	STATUTORY OBLIGATIONS RELATING TO THE PROPERTY

24.1	The Group has not received notice of any breach of any applicable statutory and bye-law requirements with respect to the Property.

25.	PLANNING MATTERS

25.1	So far as the Warrantors are aware, no Group Company has received notice of breach of any planning permission, building regulation or bye law consents for the time being in force in relation to the Property.

25.2	So far as the Warrantors are aware, no Group Company has received notice of any planning contravention notices, breach of condition notices, enforcement notices or stop notices which have been issued by any local planning authority in respect of the Property.

57

26.	GENERAL MATTERS RELATING TO THE PROPERTY

26.1	No Group Company has any continuing liability in respect of any other property formerly owned or occupied by any Group Company either as original contracting party or by virtue of any direct covenant having been given on a sale or assignment to any Group Company or as a guarantor of the obligations of any other person in relation to such property or otherwise.

26.2	The Property has access to and is accessible from a public highway or has rights to pass over any land between the Property and the public highway.

27.	PENSIONS

27.1	There is not and no proposal has been announced to enter into or establish and no Group Company contributes, is bound to contribute either now or in the future, any retirement, disability or death benefits, for or in respect of any of the Employees.

27.2	Section 3 of the Pensions Act 2008 does not apply to any Group Company at the Completion Date.

28.	EFFECT OF COMPLETION

28.1	No consent, approval, authorisation or order of any court or government or local agency or body (except in relation to any competition or anti-trust legislation or regulation) is required by the Sellers for the execution or implementation of this Agreement and the Transaction Documents and compliance with the terms of this agreement and the Transaction Documents does not and is not reasonably likely to:

(a)	conflict with, result in the breach of or constitute a default under any agreement, instrument or obligation by which any Group Company may be bound or any provision of the articles of association (or equivalent constitutional document) of any Group Company; or

(b)	result in the creation, imposition, crystallisation or enforcement of any Encumbrance on, over or affecting any of the assets of any Group Company.

29.	FACTUAL INFORMATION

All factual information contained in Documents 21.1.2 and 21.1.3 of the Data Room (the “Schedules”) is accurate in all material respects and not misleading and any opinions expressed therein are the opinion of the Warrantors and in each case are honestly and reasonably held.  Except in so far as the information contained in the Schedules is anonymised in the first column of each table, it directly reflects the status of customers of the Group

58

Part 2

Tax Warranties

1.	Accounts and Liability for Taxation

1.1	The Accounts make proper provision for all Taxation for which each Group Company was liable in respect of all periods up to the Accounts Date, and for deferred Taxation, in accordance with UK GAAP.

1.2	Each Group Company has maintained all records in relation to Taxation as are required by law.

1.3	All Taxation for which each Group Company has been liable to account has been duly paid to the relevant Taxation Authority and each Group Company has made all such deductions and retentions from payments made by the relevant Group Company, and accounted for such deductions and retentions, as was required by law.

1.4	No Group Company has within the past three years paid or become liable to pay, and so far as the Warrantors are aware there are no circumstances by reason of which any Group Company is likely to become liable to pay, any penalty, fine, surcharge or interest relating to Taxation.

2.	Returns, Information and Clearances

2.1	All returns, notices, accounts, statements, computations, information, assessments and registrations required by law to have been made or provided by each Group Company for any Taxation purpose have been made or provided within applicable time limits and on a proper basis and were at the time and remain accurate and complete in all material respects.

2.2	The Disclosure Letter contains details of all transactions, schemes or arrangements in respect of which any Group Company has been a party or has otherwise been involved for which a statutory clearance application was made within the last three years.

3.	Distributions

3.1	No distribution or deemed distribution, within the meaning of section 1000 of the CTA 2010, has been made (or will be deemed to have been made) by any Group Company within the last three years, except dividends and reductions of share capital shown in their audited accounts nor is any Group Company bound to make any such distribution.

4.	Intangible assets

4.1	Since the Accounts Date:

(a)	no Group Company owns an asset which has ceased to be a chargeable intangible asset in the circumstances described in section 859 of the CTA 2009;

(b)	no Group Company has realised or acquired an intangible fixed asset for the purposes of Part 8 of the CTA 2009; and

(c)	no circumstances have arisen which have required, or will require, a credit to be brought into account by any Group Company on a revaluation of an intangible fixed asset.

59

5.	Close companies

5.1	No Group Company is a close investment-holding company as defined in section 34 of the CTA 2010.

5.2	No distribution within section 1064 of the CTA 2010 has been made by a Group Company within the last three years.

5.3	No loan or advance made by or assigned to the Company falling within the provisions of sections 455, 459, and 460 of the CTA is outstanding or has been waived since the Accounts Date.

6.	Groups of companies

6.1	No Group Company has been a member of a group of companies or a fiscal unity for any Taxation purpose other than a group comprised solely of the other Group Companies.

6.2	All transactions between Group Companies have been entered into on arm’s length terms.

7.	Company residence and Overseas interests

7.1	Each Group Company has been resident at all times since its incorporation solely in the jurisdiction of its incorporation and is not and has never been treated for any Taxation purpose as resident (or dual-resident) in any other jurisdiction(s).

7.2	No Group Company has at any time since incorporation had a branch, agency or permanent establishment outside the jurisdiction of its incorporation.

8.	Anti-avoidance

No Group Company has been a party to, or been involved in, any schemes or arrangements designed wholly or partly for the purposes of avoiding or deferring any Taxation liability, or in relation to which any disclosure has been, or will be, required to be made to any Taxation Authority.

9.	Stamp duty, stamp duty land tax and stamp duty reserve tax

9.1	All stampable documents to which any Group Company is a party and which are required by a Group Company to prove title of any Group Company to any material asset have been duly stamped.

9.2	Each Group Company has paid all stamp duty land tax chargeable and has filed all land transaction returns required in connection with any land transaction (as defined under section 43 of the Finance Act 2003) entered into by any Group Company on or before the date of this agreement.

9.3	Neither entering into this agreement nor Completion will result in the withdrawal of any stamp duty or stamp duty land tax relief granted on or before completion that will affect any Group Company.

9.4	There is no chargeable interest (as defined under section 48 of the Finance Act 2003) acquired or held by any Group Company in respect of which an additional land transaction return will be required to be filed with a Taxation Authority and/or a payment of stamp duty land tax made on or after the date of this agreement.

60

10.	Value added tax

10.1	Each Group Company is duly registered for VAT purposes.

10.2	Each Group Company has complied with all of its obligations in respect of VAT.

10.3	No Group Company has an interest in any land and buildings in relation to which an option to tax has been made, either by the relevant Group Company or by any other person, under the provisions of Schedule 10 to the VATA 1994.

10.4	The provisions of Part XV Value Added Tax Regulations 1995 (the Capital Goods Scheme) do not apply to any assets of any Group Company.

11.	Inheritance Tax

11.1	No Group Company is liable and there are no circumstances in existence as a result of which any Group Company may become liable, to be assessed to inheritance tax or any other Taxation as doner or donee of any gift, or transferor or transferee of value and there are no other circumstances by reason of which any liability in respect of inheritance tax has arisen or could arise to any Group Company.

11.2	There are no circumstances under which any power within section 212 of the IHTA 1984 could be exercised in relation to, and there is no HM Revenue & Customs charge within the meaning of section 237 of the IHTA 1984 attaching to or over, any shares or securities in or assets of any Group Company and there are no circumstances which could lead to any such charge arising in the future.

61

SCHEDULE 5

Tax Covenant

1.	Definitions and interpretation

1.1	In this schedule 5 the following words and expressions shall (except where the context otherwise requires) have the following meanings:

"Event" means an event, transaction, action or omission whether alone or in conjunction with any other transaction, action or omission and includes further (without limitation) the death of any person or a Group Company becoming, being or ceasing to be a member of a group of companies for the purposes of any Tax;

"Income, Profits or Gains" means revenue profits, chargeable gains and any other similar measure by reference to which Tax is chargeable or assessed;

"Post Completion Relief" means:

(a)	a Relief in respect of an Event occurring, or an accounting period commencing, after Completion; and

(b)	a Relief in respect of an Event occurring in the ordinary course of business of the Group Companies between the Locked Box Date and Completion.

""Relevant Claim" means any claim, counterclaim, assessment, notice, letter, determination, demand, return, account or other document issued or action taken by or on behalf of any Tax Authority, and/or any return or computation from which it appears that a Tax Liability has been, or may be, imposed on a Group Company for which the Warrantors may be liable under this schedule, or in respect of which the Warrantors may be liable for a breach of the Tax Warranties;

"Relief" means any loss, allowance, credit, deduction or set-off or any right to repayment of Taxation;

"Saving" means the reduction or elimination of any liability of a Group Company to make an actual payment of Tax in respect of which the Warrantors would not have been liable under paragraph 2, by the use of any Relief arising wholly as a result of a Tax Liability in respect of which the Warrantors have made payment under this schedule; [DN A “saving” for a claim for breach of a Tax Warranty would to be taken into account in mitigation and quantum].

"Tax" or "Taxation" means any form of tax or any levy, impost, duty, contribution or withholding in the nature of tax imposed, collected or assessed by, or payable to, a Tax Authority and all penalties and interest included in or relating to any of the above (in all cases, regardless of whether such taxes, penalties and interest are directly or primarily chargeable against or attributable to a Group Company or any other person and regardless of whether a Group Company has, or may have, any right of reimbursement against any other person);

"Tax Authority" means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official in the United Kingdom or elsewhere;

"Tax Liability" means a liability of a Group Company to make actual payments of, or in respect of, Tax (an Actual Tax Liability) but also the setting off against any Tax Liability or against Income, Profits or Gains earned, accrued or received on or before Completion of any Post Completion Relief, in circumstances where, but for such setting off, a relevant Group Company would have had an Actual Tax Liability in respect of which the Buyer would have been able to make a claim against the Warrantors under this schedule and so that the amount of the Tax Liability shall be the amount of Tax which has been saved in consequence of such set off; and

62

"Tax Refund" means a right to repayment of Tax or an actual repayment of Tax to which a Group Company becomes entitled or receives in respect of a period (or part period) prior to Completion or as a result of an Event occurring prior to Completion.

1.2	In this schedule:

(a)	references to any Income, Profits or Gains earned, accrued or received before a particular date or in respect of a particular period include Income, Profits or Gains which are deemed for the purposes of any Tax to have been earned, accrued or received at or before the date or in respect of that period;

(b)	Completion shall, for the purposes of determining the amount of any Tax Liability, be deemed to be the end of an accounting period or a period of account (as the case may be) for all Taxation purposes.

2.	Covenant

2.1	The Warrantors jointly and severally covenant to pay to the Buyer an amount equal to:

(a)	any Tax Liability of a Group Company which arises:

(i)	in consequence of any Event which occurred on or before Completion; or

(ii)	in respect of any Income, Profits or Gains which were earned, accrued or received on or before Completion; and

(b)	any Tax Liability of a Group Company which arises in consequence of:

(i)	the failure by any other person ("Primary Person") to pay Tax; and

(ii)	of that Group Company having at any time prior to Completion:

(A)	been a member of the same group of companies as the Primary Person; or

(B)	had control of, or been otherwise connected with, the Primary Person for any Tax purpose; or

(C)	been under the control of the Primary Person (whether alone or together with any other person or persons) or a person connected with the Primary Person for any Tax purpose;

(c)	any reasonable costs and expenses reasonably and properly incurred by the Buyer and/or the relevant Group Company in connection with any successful claim made by the Buyer under this schedule.

3.	Exclusions

3.1	The covenant at paragraph 2 does not apply in respect of any Tax Liability (and the Warrantors shall not be liable for any breach of the Tax Warranties arising as a result of a Tax Liability, or where damages for such breach are calculated in respect of or by reference to a Tax Liability) to the extent that:

63

(a)	provision or reserve in respect of the Tax Liability is made in the Management Accounts;

(b)	payment or discharge of the Tax Liability has been made prior to Completion and such payment or discharge has been reflected in the Management Accounts;

(c)	the Tax Liability arises as a result of an Event in the ordinary course of business of a Group Company after the Locked Box Date but on or before Completion;

(d)	the Tax Liability arises or is increased as a result of:

(i)	a change in Tax rates or in legislation (including any subordinate legislation) made after the Locked Box Date or a change in the judicial interpretation of the law; or

(ii)	a change or withdrawal after the Locked Box Date of any published practice, concession or interpretation of any Tax Authority;

in each case with retrospective effect;

(e)	the Tax Liability would not have arisen but for a voluntary act or transaction carried out by the Buyer or a Group Company (including any act or omission by any director, officer, employee, agent, representative or adviser of or to the Buyer or a Group Company) after Completion other than: (i) pursuant to any applicable legal or regulatory obligation; (ii) pursuant to any legally binding obligation entered by the relevant Group Company into before Completion; or (iii) at the written request of the Sellers;

(f)	the Tax Liability arises or is increased in consequence of any failure by the Buyer to comply with, or a failure to procure the compliance of a Group Company with, any of their respective obligations under this schedule;

(g)	the Tax Liability results from or is increased or extended by any change on or after Completion in:

(i)	the accounting reference date of a Group Company; or

(ii)	any change in the accounting policies, bases or practice of a Group Company or Tax reporting practices of a Group Company other than to comply with any accounting policies, bases or practices applicable to the Group Company which were in force at Completion;

(h)	a Relief (other than a Post-Completion Relief) is available, or is for no consideration made available, to the Group Company to set against or otherwise reduce the Tax Liability,

(i)	the Tax Liability would not have arisen or would have been reduced or eliminated but for:

(i)	the making of a claim, election, surrender or disclaimer, the giving of a notice or consent, or the doing of any other thing under the provisions of any enactment or regulation relating to Tax, in each case after Completion by the Buyer or any Group Company, other than as required by law, as provided in the Accounts or the Management Accounts or at the Warrantors' written request; or

64

(ii)	the failure or omission on the part of any Group Company (other than at the Warrantors' written direction) to make any such valid claim, election, surrender or disclaimer, or to give any such notice or consent or to do any other such thing, the making or doing of which was taken into account in computing the provision or reserve for Taxation in the Management Accounts or as the Warrantors may require in respect of periods or matters for which they have conduct under paragraph 7 where, in each case, the Buyer has given written notice of the requirement to make the claim, election, surrender or disclaimer;

(j)	such Tax Liability is in respect of stamp duty or stamp duty reserve tax payable on the transfer or agreement to transfer the Sale Shares;

(k)	the Tax Liability would not have arisen but for a cessation of trade by, or a change in the nature or conduct of the trade of a Group Company on or after Completion;

(l)	the Income, Profits or Gains in respect of which that Tax Liability arises were actually earned, accrued or received by a Group Company but were not reflected in the Management Accounts;

(m)	the Buyer or a Group Company makes or has made recovery in respect of that Tax Liability under any provision of the Agreement;

(n)	the Tax Liability arises or is increased as a result of any delay or default by the Buyer or a Group Company in paying over to any Tax Authority any amount received from the Warrantors under this schedule or in respect of a breach of the Tax Warranties;

(o)	an amount in respect of the Tax Liability has already been recovered by the Buyer or a Group Company from another person; or

(p)	the Tax Liability has been made good by insurers or otherwise compensated for without cost to the Buyer or any Group Company.

3.2	The limitations in clause 6 of this agreement shall not apply to any claim under paragraph 2.1(b) of this schedule 5 to the extent that the Primary Person is a Warrantor and in which case the liability of the Warrantors under paragraph 2.1(b) shall be several.

4.	Savings, over-provisions and tax refunds

4.1	If the Buyer or a Group Company becomes aware that:

(a)	a Saving has arisen; or

(b)	any provision for Tax contained in the Management Accounts is likely to be an over-provision (other than to the extent the over-provision would arise or be increased as a result of any retrospective change in the law after the Locked Box Date or the utilisation or set off of any Post Completion Relief) (an "Over-provision"); or

(c)	any Tax Refund has arisen,

65

the Buyer shall promptly give details of such Saving, Over-provision or Tax Refund by written notice to the Warrantors and the Buyer shall provide prompt replies to reasonable enquiries by the Warrantors and their agents and provide reasonable assistance and information in relation to these matters.

4.2	The Warrantors may at any time instruct the relevant Group Company's auditors to determine in writing the extent of any Saving, Over-provision or Tax Refund. If the auditors determine that a Saving, Over-provision or Tax Refund has arisen, an amount equal to the value (as so determined in writing) of such Saving, Over-provision or Tax Refund less any reasonable costs incurred by the relevant Group Company in obtaining it and less any Tax payable in respect of it (or which would have been payable but for the use of any Post Completion Relief):

(a)	shall be set off against any payment then due from the Warrantors to the Buyer under this schedule or for breach of the Tax Warranties; and

(b)	to the extent there is any excess:

(i)	in the case of a Tax Refund, the excess shall be promptly repaid to the Warrantors;

(ii)	in the case of a Saving or an Over-provision, the excess shall be set against any payment(s) already made or subsequently due under this schedule or for breach of the Tax Warranties in chronological order until exhausted, provided that to the extent that such Saving or Over-provision is set-off against any payment already made by the Warrantors, it shall promptly be repaid by the Buyer to the Warrantors.

4.3	For the purposes of this paragraph 4, the Buyer shall procure that the auditors, acting as experts and not as arbitrators, determine in writing whether any Saving, Over-provision or Tax Refund has arisen.

5.	Recovery from third parties

5.1	If a Group Company is entitled to recover from any person (including, for the avoidance of doubt, any Tax Authority) any sum in respect of any Tax Liability to which this schedule applies or which is the subject matter of a claim under the Tax Warranties or becomes entitled at some subsequent date to make such a recovery, the Buyer shall procure that the relevant Group Company shall:

(a)	promptly notify the Warrantors of all relevant details concerning such entitlement after as soon as is reasonably practicable after such Group Company becomes aware of such entitlement;

(b)	take all appropriate steps to enforce recovery under such entitlement (if so required by the Warrantors; and

(c)	promptly pay to the Warrantors the sum equal to the lesser of:

(i)	any amount so recovered (together with an amount equal to any interest payment (after Tax) or repayment supplement received by a Group Company in connection with the recovery) less any reasonable costs incurred by the Buyer or the relevant Group Company in obtaining it and less any Tax payable in respect of it (or which would have been payable but for the use of any Post Completion Relief); and

(ii)	the amount payable by the Warrantors in respect of such Tax Liability under this schedule or for breach of the Tax Warranties together with any interest (after Tax) and repayment supplement paid by the Tax Authority or other person in respect of the sum recovered less any Tax payable in respect of it (or which would have been payable but for the use of any Post Completion Relief save to the extent such Tax has already been made good by the Warrantors under paragraph 5.1(c)(i) above).

66

6.	Buyer's covenant in respect of secondary liabilities

6.1	The Buyer covenants to pay to the Warrantors an amount equal to any Tax assessed on the Warrantors to the extent that such Tax is not of a type for which the Warrantors are liable under this schedule or the Tax Warranties; and:

(a)	arises as a result of the failure of a member of the Buyer's Group to apply an amount provided for in the Management Accounts or an amount paid by the Warrantors to the Buyer under this schedule to discharge any liability to which that amount relates; or

(b)	relates to any Tax of a Group Company or other member of the Buyer’s Group which arises in respect of any Event, period or part period after Completion.

6.2	The Buyer covenants to pay to the Warrantors any reasonable costs and expenses properly incurred in connection with any successful claim made under this paragraph.

6.3	Paragraphs 8 and 9 of this schedule apply to the covenant at paragraph 6.1 as they apply to the covenants in paragraph 2 with such modifications as are necessary to give effect to those provisions.

7.	Conduct of pre-completion tax affairs

7.1	The Warrantors shall, at the Company’s cost and expense to the extent provided for in the Management Accounts and at the Warrantors' cost and expense thereafter, have the responsibility for, and the conduct of, preparing, submitting, negotiating and agreeing with the relevant Tax Authority all outstanding Tax computation and returns of the Group Companies for each accounting period ending on or before Completion ("Relevant Accounting Periods") provided that the Warrantors shall:

(a)	keep the Buyer fully and promptly informed of all material matters relating to such outstanding Tax computation and returns of the Group Companies and deliver to the Buyer copies of all material correspondence with a Tax Authority relating to such computation and returns;

(b)	submit to the Buyer for comments all material correspondence and documents (including, for the avoidance of doubt, tax returns) which it intends to submit to a Tax Authority and take into account all such reasonable and timely comments as the Buyer may make;

(c)	not submit to a Tax Authority any such correspondence or documents, or agree any matter material for the potential liability of the Warrantors under this schedule in relation to Relevant Accounting Periods without the prior written approval of the Buyer, such approval not to be unreasonably withheld or delayed;

(d)	obtain the prior written approval of the Buyer (not to be unreasonably withheld or delayed) to the appointment of any agent to deal on their behalf with any Tax Authority.

7.2	The Buyer shall procure that the Group Companies shall:

67

(a)	sign and submit any Tax return and computations relating to the Relevant Accounting Periods delivered to it in accordance with this paragraph 7 without delay, provided that the Buyer shall be under no obligation to procure the signing or submission of any document delivered to it which is false or misleading (but for the avoidance of doubt shall not be under any obligation to make enquiry as to the completeness or accuracy of an document and shall be entitled to rely on the Warrantors and their agents);

(b)	make such claims (including, but not limited to, claiming or disclaiming capital allowances, depreciation allowances and claiming roll-over reliefs);

(c)	execute such documents (including but not limited to returns of profits and losses and amended returns); and

(d)	do such other things in relation to the relevant accounting periods as are reasonably considered necessary by the Warrantors;

(e)	in each case, as directed in writing by the Warrantors and shall further procure that the Group Companies shall not (unless so directed by the Warrantors):

(i)	amend, withdraw or disclaim any election or claim previously made; nor

(ii)	disclaim any allowance or Relief.

7.3	The Buyer shall be responsible for the preparation and submission of the Tax computation and returns of the Group Companies for the accounting period in which Completion takes place. The Buyer shall prepare such Tax computations and returns on a basis consistent with that adopted in previous periods and that adopted when computing the provision for Tax contained in the Management Accounts. Draft Tax computations and returns shall be submitted to the Warrantors for comment and approval (such approval not to be unreasonably withheld) before they are submitted to the relevant Tax Authority and the Warrantors will have a period of 20 Business Days to comment on such Tax computations and returns. Amendments which the Warrantors consider reasonable will be incorporated by the Buyer before submission of the returns and computations to the relevant Tax Authority.

7.4	The Warrantors and the Buyer shall procure the provision to each other of such information and assistance as each may reasonably require of the other to prepare, submit, and agree all Tax computations, documents or correspondence for the purposes of complying with their respective obligations under this paragraph.

8.	Conduct of Tax Claims

8.1	If the Buyer or a Group Company becomes aware of any Relevant Claim, the Buyer shall give or procure that written notice of that Relevant Claim is given to the Warrantors as soon as reasonably practicable thereafter (but so that such notice shall not be a condition precedent to the liability of the Warrantors under this schedule).

8.2	The Buyer shall or shall procure that the relevant Group Company shall take such action as the Warrantors may reasonably request in writing to resist, avoid, dispute, appeal, compromise or defend the Relevant Claim concerned provided that the Warrantors shall first indemnify the Buyer (and, if relevant, any other member of the Buyer's Group) against all reasonable costs and expenses and liabilities (including additional Tax and any interest, fines, surcharges and penalties) which may thereby be incurred as a result of taking such action.

8.3	If the Warrantors fail within 15 Business Days of being given notice under paragraph 8.1 to request the Buyer to take any action (or procure that such action is taken by a Group Company) pursuant to paragraphs 8.2 in connection with the Relevant Claim concerned, then the Buyer shall (without prejudice to the rights of the Buyer under this Agreement) be free to pay or settle such Relevant Claim on such terms as it shall, acting reasonably, decide.

68

8.4	The Buyer shall, and shall procure that the relevant Group Company shall, keep the Warrantors informed of the progress of any action taken in relation to the Relevant Claim and shall, within 2 Business Days of receipt provide the Warrantors with copies of all material correspondence concerning the Relevant Claim and the action taken in respect of such Relevant Claim.

8.5	The Buyer shall not be obliged to take or procure the taking of any action pursuant to paragraph 8.2:

(a)	which involves contesting any Relevant Claim before any court or other appellate body (excluding the Tax Authority where the amount of Tax in dispute exceeds £100,000 in question) unless, at the Warrantors' expense, the Warrantors have first obtained the written opinion of tax counsel of at least 7 years' call, and after disclosure to him of all relevant information and documents, that the proposed appeal has a reasonable prospect of success; or

(b)	if, in the reasonable opinion of the Buyer, the Warrantors or (before Completion) the relevant Group Company has committed an act or an omission which constitutes fraudulent conduct in relation to the Relevant Claim in question.

8.6	The Warrantors shall have the right to have the conduct of any dispute arising in connection with a Relevant Claim delegated to them or their nominated professional advisors, provided that, unless the Buyer and the Warrantors specifically agree otherwise in writing, the following provisions shall apply:

(a)	the Buyer shall be kept informed of all matters pertaining to the Relevant Claim and shall be entitled to see and keep copies of all material correspondence and notes or other written records of telephone conversations or meetings;

(b)	the appointment of solicitors or other professional advisors to act on behalf of the relevant Group Company shall be subject to the approval of the Buyer, such approval not to be unreasonably withheld or delayed; and

(c)	no material communication, pertaining to the Relevant Claim shall be transmitted to the relevant Tax Authority without the same having been submitted to the Buyer for its comments, and the Warrantors shall take into account all reasonable comments which are communicated in writing to the Warrantors.

9.	Due date for payment

9.1	The Warrantors are to pay to the Buyer (in cleared funds) any required sum under paragraph 2:

(a)	in respect of an Actual Tax Liability on the later of:

(i)	the date 5 Business Days before the date on which the amount in question is payable to the relevant Tax Authority without any interest, penalty, fine or surcharge arising in respect of it; and

69

(ii)	the date 5 Business Days following the date on which notice giving written details of the amount due is received by the Warrantors from the Buyer;

(b)	in respect of any Tax Liability which is not an Actual Tax Liability, on the date 5 Business Days after the date on which the Warrantors receive written details of the amount of the liability from the Buyer or, if later, the date on which the relevant Group Company would have had to pay the Tax but for the utilisation of a Post Completion Relief;

(c)	in respect of any required sum under paragraph 2 which is not a Tax Liability, on the date 5 Business Days following the date on which notice giving written details of the amount due is received by the Warrantors from the Buyer.

70

SCHEDULE 6

Permitted Leakage

The following payments made or to be made by or on behalf of any Group Company in the ordinary and usual course of business:

1.	remuneration, agreed bonuses in aggregate of £519,845 as set out in the schedule in the agreed form or other entitlements properly payable to employees, directors, consultants or officers of any Group Company pursuant to their terms of employment, service or consultancy agreements (as in force as the date of this agreement) including all associated PAYE, National Insurance and VAT obligations and, in addition, any reimbursements of expenses in the ordinary course of business; and

2.	an amount up to but not exceeding £1,000 (plus any applicable VAT) payable to the Institutional Sellers (in aggregate) representing cash expenses incurred by the Institutional Sellers or any director appointed by them.

71

SCHEDULE 7

Property

1.	Freehold

F/H Unit 1 Haig Road, Parkgate Industrial Estate, Knutsford, Cheshire, T/NO CH205013

2.	Leasehold

2.1	Conde de Penalver 38-5, 28006 Madrid, Spain

2.2	No 2 Kallang Pudding Road, 06-10 Machtech Building, Singapore 348307

2.3	21062 Bake Parkway, Suite 100,200 and 20992 Bake Parkway Suite 104, Lake Forest, 92630, USA

2.4	21 Wood Lands Drive, Building 2, Country Club Estate, Woodmead, 2052, South Africa

72

The parties have executed and delivered this agreement as a deed on the date and year first written above.

SIGNED by	)
STEVEN GOSLING	)	/s/ Steven Gosling
in the presence of:	)
Tim Sydor
10 Queen Street Place
London
EC4R 1BE

SIGNED by	)
ANDREW MCEWAN	)	/s/ Andrew McEwan
in the presence of:	)
Tim Sydor
10 Queen Street Place
London
EC4R 1BE

SIGNED by	)
ESTIBALIZ ASIAIN SANCHO	)	/s/ Estibaliz Asiain Sancho
in the presence of:	)
Tim Sydor
10 Queen Street Place
London
EC4R 1BE

EXECUTED and delivered as a deed by	)
GCP CAPITAL PARTNERS LLP	)
in its capacity as manager of	)	/s/ Adam Maidment
GREENHILL CAPITAL PARTNERS	)
EUROPE L.P. acting by its duly authorised	)
attorney in the presence of:	)

/s/ Caitlin DuPuy

Witness signature

Name: Caitlin DuPuy

Address: 5 Newstreet Square London EC4A 3TW

EXECUTED and delivered as a deed by	)
GCP CAPITAL PARTNERS LLP	)
in its capacity as manager of	)	/s/ Adam Maidment
GREENHILL CAPITAL PARTNERS	)
EUROPE (EMPLOYEES) L.P. acting by its	)
duly authorised attorney in the presence of:	)

/s/ Caitlin DuPuy

Witness signature

Name: Caitlin DuPuy

Address: 5 Newstreet Square London EC4A 3TW

73

EXECUTED and delivered as a deed by	)
GCP CAPITAL PARTNERS LLP	)
in its capacity as manager of PARALLEL	)	/s/ Adam Maidment
PRIVATE EQUITY PARTNERS	)
GREENHILL L.P. acting by its duly	)
authorised attorney in the presence of:	)

/s/ Caitlin DuPuy

Witness signature

Name: Caitlin DuPuy

Address: 5 Newstreet Square London EC4A 3TW

EXECUTED and delivered as a deed by	)
IFES ACQUISITION CORP LIMITED	)	/s/ Jay Itzkowitz
acting by a director in the presence of:	)

/s/ Marco Toracca

Witness signature

Name: Marco Toracca

Address: 10 Queen Street Place London EC4R 1BE

74